Exhibit 10.1

CREDIT AGREEMENT

Dated as of May 3, 2010

among

KKR FINANCIAL HOLDINGS LLC

and

THE SUBSIDIARIES OF

KKR FINANCIAL HOLDINGS LLC

PARTIES HERETO

as the Borrowers,

CITIBANK, N.A.,
as Administrative Agent

CITIBANK, N.A.,

as Swingline Lender and Issuing Bank

and

The Other Lenders Party Hereto

and

CITIGROUP GLOBAL MARKETS INC.,

as

Sole Lead Arranger and Sole Book Manager

and

BANK OF AMERICA, N.A.,

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Syndication Agents

i

5.02	Authorization; No Contravention	60
5.03	Governmental Authorization; Other Consents	60
5.04	Binding Effect	60
5.05	Financial Statements; No Material Adverse Effect	60
5.06	Litigation	61
5.07	No Default	61
5.08	Insurance	61
5.09	Taxes	61
5.10	ERISA Compliance	61
5.11	Properties	61
5.12	Investment Company Act	62
5.13	Disclosure	62
5.14	Compliance with Laws	62
5.15	Solvency	62
5.16	Borrowing Base Report	62

ARTICLE VI. AFFIRMATIVE COVENANTS		62
6.01	Financial Statements	62
6.02	Certificates; Other Information	63
6.03	Notices	65
6.04	Payment of Obligations	65
6.05	Preservation of Existence, Etc.	65
6.06	Maintenance of Properties	65
6.07	Maintenance of Insurance	65
6.08	Compliance with Laws	66
6.09	Books and Records	66
6.10	Inspection Rights	66
6.11	Audit Rights	66
6.12	Use of Proceeds	66
6.13	Investment Policies	66
6.14	Further Assurances	66
6.15	Portfolio Valuation and Diversification, Etc.	67
6.16	Calculation of Borrowing Base	68

ARTICLE VII. NEGATIVE COVENANTS		73
7.01	Liens	73
7.02	Investments	74
7.03	Indebtedness	74
7.04	Fundamental Changes	75
7.05	Dispositions	76
7.06	Restricted Payments	77
7.07	Transactions with Affiliates	77
7.08	Burdensome Agreements	77
7.09	Financial Covenants	78
7.10	Fiscal Year	79
7.11	Lines of Business	79
7.12	Margin Regulations; Securities Laws	79

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		79
8.01	Events of Default	79
8.02	Remedies Upon Event of Default	80

8.03	Application of Funds	81

ARTICLE IX. ADMINISTRATIVE AGENT		81
9.01	Appointment and Authority	81
9.02	Rights as a Lender	82
9.03	Exculpatory Provisions	82
9.04	Reliance by Administrative Agent	83
9.05	Delegation of Duties	83
9.06	Resignation of Administrative Agent	83
9.07	Non-Reliance on Administrative Agent and Other Lenders	84
9.08	No Other Duties, Etc.	84
9.09	Administrative Agent May File Proofs of Claim	84
9.10	Collateral Matters	85

ARTICLE X. MISCELLANEOUS		85
10.01	Amendments, Etc.	85
10.02	Notices; Effectiveness; Electronic Communication	87
10.03	No Waiver; Cumulative Remedies	88
10.04	Expenses; Indemnity; Damage Waiver	88
10.05	Payments Set Aside	90
10.06	Successors and Assigns	91
10.07	Treatment of Certain Information; Confidentiality	94
10.08	Right of Setoff	95
10.09	Interest Rate Limitation	95
10.10	Counterparts; Integration; Effectiveness	96
10.11	Survival of Representations and Warranties	96
10.12	Severability	96
10.13	Replacement of Lenders	96
10.14	Governing Law; Jurisdiction; Etc.	97
10.15	No Advisory or Fiduciary Responsibility	98
10.16	U.S. PATRIOT Act Notice	99
10.17	Entire Agreement	99
10.18	Judgment Currency	99

SCHEDULES

2.01	Commitments and Applicable Percentages
5.06	Litigation
7.01	Existing Liens
7.03	Existing Indebtedness
7.08	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices
10.06	Processing and Recordation Fees

EXHIBITS

A	Form of Revolving Loan Notice
B	Form of Swingline Loan Notice
C	Form of Promissory Note
D	Form of Borrowing Base Report
E	Form of Compliance Certificate
F	Form of Assignment and Assumption
G-1	Form of Opinion of Simpson Thacher & Bartlett LLP
G-2	Form of Opinion of In-house General Counsel for the Borrowers
G-3	Form of Opinion of Maples and Calder

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of May 3, 2010, among KKR FINANCIAL HOLDINGS LLC, a Delaware limited liability company (“KKR Financial”); KKR FINANCIAL HOLDINGS II, LLC, a Delaware limited liability company (“KKR Holdings II”); KKR FINANCIAL HOLDINGS III, LLC, a Delaware limited liability company (“KKR Holdings III”); KKR FINANCIAL HOLDINGS, INC., a Delaware corporation (“KKR Holdings”); KKR FINANCIAL HOLDINGS, LTD., a Cayman Islands company (“KKR Holdings LTD”); KKR TRS HOLDINGS, LTD., a Cayman Islands company (“KKR TRS LTD”); KKR FINANCIAL CLO 2009-1, LTD., a Cayman Islands company (“KKR CLO 2009”); KFH III HOLDINGS LTD., a Cayman Islands company (“KFH III”); and any other Borrower from time to time party hereto; each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”); CITIBANK, N.A., as Swingline Lender and Issuing Bank; and CITIBANK, N.A., as Administrative Agent.

W I T N E S S E T H:

The Borrowers, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Consolidated Tangible Net Worth” means, as of any date of determination, an amount equal to (a) the Consolidated Net Worth for KKR Financial and its consolidated Subsidiaries (as of such date of determination, and calculated without regard to any accumulated other comprehensive income or loss), less (b) the Intangible Assets for KKR Financial and its consolidated Subsidiaries (as of such date of determination), excluding accumulated other comprehensive income or loss (a component of shareholders’ equity) plus (c) Trust Preferred Indebtedness (as of such date of determination, but in no event greater than $440,000,000).

“Adjusted Total Liabilities” means, as of any date of determination, Consolidated Total Liabilities less (i) Non-Company VIE Liabilities and (ii) Trust Preferred Indebtedness (as of such date of determination, but in no event greater than $440,000,000).

“Administrative Agent” means Citibank, N.A. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that neither Maples Finance Limited nor any special purpose companies for which it provides corporate administrative services shall be deemed to be an affiliate of KKR TRS LTD.

“Affiliated Debt Fund” means any investment fund managed or advised by Affiliates of Kohlberg Kravis Roberts & Co. L.P. that is a bona fide debt fund.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means, collectively, all Commitments of all Lenders at any time outstanding.

“Aggregate Commitment Amount” means the aggregate principal amount of the Aggregate Commitments from time to time.  On the date hereof, the Aggregate Commitment Amount equals $210,000,000.  The Aggregate Commitment Amount may be increased to an amount up to $600,000,000 in accordance with Section 2.14.

“Agreement” means this Credit Agreement, as further amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“Allocable Amount” has the meaning specified in Section 2.16.

“Alternate Currency” means Euros, British Pounds Sterling, Canadian Dollars, Australian Dollars and any other currency reasonably acceptable to the Administrative Agent that is freely convertible into Dollars and readily available in the London interbank market.

“Alternate Currency Equivalent” means, at any time, as to any amount denominated in Dollars as of any date of determination, the equivalent amount thereof in the applicable Alternate Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternate Currency with Dollars.

“Alternate Currency Loan” means each Loan denominated in an Alternate Currency.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitment Amount represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means a per annum rate equal to (a) 2.25%, in the case of Base Rate Loans and (b) 3.25%, in the case of Eurodollar Loans.

“Applicable Time” means, with respect to any borrowings and payments in any Alternate Currency, the local time in the place of settlement for such Alternate Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Currency” means: (a) with respect to Base Rate Loans and Daily Floating Eurodollar Loans, Dollars; (b) with respect to Fixed Period Eurodollar Loans, each of Dollars, Euros, British Pounds

Sterling, Canadian Dollars, Australian Dollars and any other Alternate Currency; and (c) with respect to Specified Financial Assets, each of Dollars, Euros, British Pounds Sterling, Canadian Dollars, Australian Dollars and Yen.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Citigroup Global Markets Inc., in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of KKR Financial and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of KKR Financial and its Subsidiaries, including the notes thereto.

“Australian Dollars” means the lawful currency of Australia.

“Availability” shall mean, at any time, an amount equal to the Line Cap minus the Total Revolving Credit Exposure.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.

“Bank” means a financial institution that (i) has, or is part of a Consolidated Group that has, at least $2.0 billion in capital, and is, or is an affiliate of another entity within such Consolidated Group that is, regulated by the Office of the Comptroller of the Currency, the Federal Reserve or the Office of Thrift Supervision; or (ii) is, or is an affiliate of another entity within a Consolidated Group that is, a registered broker/dealer under the Securities Exchange Act of 1934, and has, or is part of a Consolidated Group that has, a senior unsecured debt rating of at least A-/A3; provided, that an institution that does not meet the criteria of clause (i) or clause (ii) above may nonetheless be classified as a “Bank” on the following conditions: (x) the Administrative Agent, in its sole discretion, exercised in a commercially reasonable manner, which discretionary decision shall not be unreasonably withheld or delayed, shall have expressly agreed to such classification, and (y) the Value of all Eligible Specified Financial Assets that are Bank Loans originated by such financial institution does not exceed $50 million (or such greater amount as the

Administrative Agent, in its sole discretion, exercised in a commercially reasonable manner, may determine) at any time.

“Bank Loan” has the meaning specified in Section 6.16(b).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank, N.A. as its “base rate” and (c) the Eurodollar Rate for loans with an Interest Period of one (1) month in effect on such date plus 1%.  The “prime rate” is a rate set by Citibank, N.A. based upon various factors including Citibank, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Citibank, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest at a per annum rate equal to the Base Rate plus the Applicable Rate.

“BBA LIBOR” has the meaning specified in the definition of “Daily Floating Eurodollar Rate”.

“Borrowers” and “Borrower” means (i) each of KKR Financial, KKR Holdings II, KKR Holdings III, KKR Holdings, KKR Holdings LTD, KKR TRS LTD, KKR CLO 2009 and KFH III and (ii) any other direct or indirect wholly owned Subsidiary of KKR Financial, reasonably acceptable to the Administrative Agent, that becomes party to this Agreement by executing a joinder agreement in accordance with Section 2.18.

“Borrowing” means (i) Revolving Loans of the same Interest Rate Type and Currency Type, made, converted or continued on the same date and, in the case of Fixed Period Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) Swingline Loans of the same duration, as applicable.

“Borrowing Base” has the meaning specified in Section 6.16(a).

“Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, that (a) the amount of Total Revolving Credit Exposure as of such date exceeds (b) the Borrowing Base as of such date.

“Borrowing Base Report” means a report signed by a Responsible Officer of each of Borrowers, in substantially the form of Exhibit D hereto, delivered to the Administrative Agent.

“Borrower Materials” has the meaning specified in Section 6.02.

“Bridge Loan” means debt financing with an original maturity of not more than one (1) year with an expected repayment from a capital markets transaction.

“British Pounds Sterling” means the lawful currency of Great Britain.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a)           if such day relates to any interest rate settings as to a Eurodollar Loan denominated in Dollars, any fundings, disbursements, settlements and payments in

Dollars in respect of any such Eurodollar Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank Eurodollar market;

(b)           if such day relates to any interest rate settings as to a Fixed Period Eurodollar Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such Eurodollar Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means a TARGET Day;

(c)           if such day relates to any interest rate settings as to a Fixed Period Eurodollar Loan denominated in an Approved Currency other than Dollars or Euros, means any such day on which dealings in deposits in the relevant Approved Currency are conducted by and between banks in the London or other applicable offshore interbank market for such Approved Currency; and

(d)           if such day relates to any fundings, disbursements, settlements and payments in an Approved Currency other than Dollars or Euros in respect of a Fixed Period Eurodollar Loan denominated in a currency other than Dollars or Euros, or any other dealings in any Approved Currency other than Dollars or Euros to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such Approved Currency.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means, in respect of an obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” has the meaning specified in Section 6.16(b).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of KKR Financial; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of KKR Financial by Persons who were neither (i) nominated by the board of directors of KKR Financial nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of any Borrower by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) not in Control of any such Borrower on the Closing Date. It is understood and agreed that KKR Financial LLC does not Control KKR Financial solely for purposes of this definition.

“CLO” means a special purpose entity managed by KKR Financial Advisors II, LLC or its Affiliates that is formed for the purpose of securitizing corporate debt instruments and of which at least one Person unaffiliated with KKR Financial holds any of the issued and outstanding notes.

“Closing Date” means the earliest date on which each of the conditions precedent set forth in Sections 4.01, 4.02 and 4.03 have either been satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the specific Eligible Specified Financial Assets and other property, accounts, rights and interests of the Borrowers that are or are intended to be subject to the Liens created by the Security Documents.  It is understood and agreed that the Borrowers shall be permitted to replace, withdraw or otherwise dispose of Collateral at any time for any reason so long as after giving effect to any such replacement, withdrawal or disposition, the Borrowers remain in compliance with each of the financial covenants set forth in Section 7.09.  For the avoidance of doubt, Collateral shall include a first lien pledge on the notes and common shares held by the Borrowers in the CLOs (other than KKR CLO 2009).

“Collateral Agreement” means the Collateral Agency Agreement to be executed and delivered in connection with this Agreement, among the Borrowers, the Administrative Agent and the Custodian, as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, or such other agreement (the terms of which will be substantially consistent with the existing Collateral Agreement at such time, unless otherwise agreed by the Borrowers) in replacement thereof as the Administrative Agent may require, with the consent of the Borrowers, which consent shall not be unreasonably withheld or delayed.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01 and (b) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Consolidated Group” means the collective group of affiliated entities that are required, in accordance with GAAP, to issue consolidated financial statements.

“Consolidated Net Worth” means, as of any date of determination, the aggregate sum of all amounts which would be included on a consolidated balance sheet of KKR Financial and its Consolidated Subsidiaries under shareholders’ equity as of such date in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the sum of (a) all assets (“consolidated balance sheet assets”) of KKR Financial and its Subsidiaries determined on a consolidated basis in accordance with GAAP, plus (b) without duplication, all assets leased by KKR Financial or any Subsidiary as lessee under any Synthetic Lease to the extent that such assets would have been consolidated balance sheet assets had the Synthetic Lease been treated for accounting purposes as a capital lease, plus (c) without duplication, all proceeds of sold receivables in respect of sales of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Persons relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Persons to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, to the extent that such receivables would have been consolidated balance sheet assets had they not been sold.

“Consolidated Total Liabilities” means, as of any date of determination, all liabilities of KKR Financial and its Subsidiaries determined on a consolidated basis in accordance with GAAP and classified as such on the consolidated balance sheet of KKR Financial and its Subsidiaries and, without duplication, all other Indebtedness of KKR Financial and its Subsidiaries, whether or not so classified; provided, that for purposes of this definition, in the case of a Trust Preferred Securities Transaction of KKR Financial or any Subsidiary of KKR Financial, only the Trust Preferred Indebtedness issued or incurred by KKR Financial or any Subsidiary of KKR Financial in connection therewith, excluding Trust Preferred Indebtedness relating solely to the common equity securities of the applicable Trust Preferred Financing Vehicle, shall be included in determining the liabilities and other Indebtedness of KKR Financial and its Subsidiaries.  Notwithstanding the foregoing, Consolidated Total Liabilities shall not include liabilities arising out of any Disposition by KKR Financial of all of its residential real estate assets as contemplated by Section 7.05(b) (i) that are nonrecourse to the Borrowers and (ii) are recorded by KKR Financial based on required application of FAS 140 or FIN-46(R).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Securities” has the meaning specified in Section 6.16(b).

“Currency Type” means, with respect to any Loan, its character based upon the Approved Currency in which it was made and is repayable.

“Custodial Account” means the account established and maintained pursuant to the Collateral Agreement in which Collateral will be deposited by the Borrowers and pledged to the Administrative Agent and any demand deposit account established and maintained in connection therewith.

“Custodian” means The Bank of New York Mellon or another institution selected by the Administrative Agent with the consent of the Borrowers, which consent shall not be unreasonably withheld or delayed.

“Daily Floating Eurodollar Loan” means a Loan that bears interest at a per annum rate equal to the Daily Floating Eurodollar Rate plus the Applicable Rate.

“Daily Floating Eurodollar Rate” means, for any day, a fluctuating rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) on such day (if such day is a Business Day) or the immediately preceding Business Day (if such day is not a Business Day), for deposits in the relevant Approved Currency with a term equivalent to one (1) month.  If such rate is not available at such time for any reason, then the “Daily Floating Eurodollar Rate” shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant Approved Currency in Same Day Funds in the approximate amount of the Daily Floating Eurodollar Loan being made, continued or converted by Citibank, N.A. and with a term equivalent to one (1) month would be offered by Citibank, N.A.’s London Branch to major banks in the London interbank eurodollar market for such Approved Currency at their request at approximately 11:00 a.m. (London time) on such day (if such day is a Business Day) or the immediately preceding Business Day (if such day is not a Business Day).

“Debt Rating” means, as of any date, the rating that has been most recently assigned (either publicly or privately, and including a “shadow” rating) by S&P or Moody’s (or, if no such rating is available with respect to Rule 144A Debt Securities only, NAIC), as the case may be, for either (i) any Eligible Specified Financial Asset or (ii) if no such rating is available from any such rating agency with respect to senior unsecured Bank Loans only, for a class of non-credit enhanced long-term senior unsecured debt issued by the applicable obligor of such senior unsecured Bank Loan.  For purposes of the foregoing, (a) if only one of S&P or Moody’s (or, if no such rating is available with respect to Rule 144A Debt Securities only, NAIC) shall have in effect a Debt Rating, the Debt Rating for the purposes of this Agreement shall be determined by reference to the available rating, (b) if more than one Debt Rating shall be in effect, the Debt Rating for the purposes of this Agreement shall be determined by reference to the lowest rating issued by S&P or Moody’s, (c) if any Debt Rating established by S&P or Moody’s (or, if no such rating is available with respect to Rule 144A Debt Securities only, NAIC) shall be changed after the date of initial determination thereof hereunder or if any agency establishes a Debt Rating for any Eligible Specified Financial Asset where, previously, there was no Debt Rating, such new Debt Rating shall be effective, subject to clause (b) above, as of the date on which such change is first announced publicly or privately by the rating agency making such change or issuing such rating, as applicable, and (d) if S&P or Moody’s (or, for Rule 144A Debt Securities, NAIC) shall change the basis on which Debt Ratings are established, each reference to the Debt Rating assigned by S&P or Moody’s (or, for Rule 144A Debt Securities, NAIC), as the case may be, shall refer to the then equivalent rating by S&P or Moody’s (or, for Rule 144A Debt Securities, NAIC), as the case may be.

“Debt Securities” as used in the other definitions contained herein, means securities evidencing debt obligations, including, without limitation, certificates representing an interest in a trust, the principal assets of which consist of debt obligations.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, when used with respect to Obligations, (i) with respect to Base Rate Loans, an interest rate equal to (A) the Base Rate plus (B) 2% per annum; and (ii) with respect to a Eurodollar Loan, an interest rate equal to (A) the interest rate (including any Applicable Rate) otherwise applicable to such Eurodollar Loan plus (B) 2% per annum.

“Defaulting Lender” means, at any time, a Lender (i) that has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuing Bank in respect of an LC Payment and/or make a payment to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”), (ii) that has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other financing agreement, (iii) that has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) in respect of which a Lender Insolvency Event has occurred and is continuing, in the case of clauses (i) through (iv) above unless the subject of a good faith dispute and such Lender has notified the Administrative Agent in writing of such (provided that neither the reallocation of funding obligations provided for in Section 2.19(c) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender).  Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its reasonable discretion acting in good faith.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrowers provided for in this definition.

“Delayed Draw Loan” means, as of any date, a term loan that has not yet been fully funded.

“Delayed Draw Reserve” means, as of any date, an amount equal to the aggregate amount of the respective Unfunded Delayed Draw Amounts for each Delayed Draw Loan that is a Specified Financial Asset as of such date.

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean the lawful currency of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternate Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternate Currency.

“Eligible Assignee” means (a) any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii), 10.06(b)(v) and 10.06(b)(vi), (b) a commercial bank organized under the laws of the United States, or any State thereof, having total assets in excess of $500,000,000 or any commercial finance or asset based lending affiliate of any such commercial bank, (c) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, having a net worth of at least $250,000,000 calculated in accordance with GAAP, (d) any Lender (or any Affiliate of any Lender) listed on the signature page of this Agreement, (e) other financial institutions with a net worth of at least $250,000,000 and (f) any Affiliated Debt Fund.

“Eligible Specified Financial Asset” means a Specified Financial Asset, or a Participation Interest therein, of any Borrowers:

(a)           in which, to secure the Obligations, whether contingent or otherwise, the Administrative Agent has a security interest (i) perfected by the Administrative Agent’s possession or by “control” (as defined in §§ 8-106, 9-104, 9-105 and 9-106 of the Uniform Commercial Code of the State of New York) in favor of the Administrative Agent (with, if the Administrative Agent so elects and terminates the Collateral Agreement, another Custodian or securities intermediary designated by the Administrative Agent with the Borrowers’ consent, which consent shall not be unreasonably withheld or delayed, for the purposes of obtaining control), or, if in the reasonable opinion of the Administrative Agent it is not possible or practicable to perfect the security interest by the Administrative Agent’s possession or by “control” in favor of the Administrative Agent, is otherwise perfected, and perfected in such a way as to be entitled to first priority, to the reasonable satisfaction of the Administrative Agent and (ii) is capable of being enforced by the Administrative Agent without the consent of any third party (other than, in the case of a Specified Financial Asset that is a loan, the customary requirement of the consent of the administrative agent or, unless the loan is in default, borrower or material obligor of the loan) or resort to judicial process;

(b)           which is not otherwise subject to any equal or prior security interest, lien or encumbrance other than liens in favor of the Administrative Agent for the benefit of the Lenders;

(c)           which is not in default as of the date on which such asset was acquired by the Borrowers;

(d)           which is not subject to any right of recoupment or set-off;

(e)           for any Loan Collateral (as defined in the Security Agreement) of any Borrower, in respect of which, the Administrative Agent or the Custodian, on behalf of the Administrative Agent, as directed by the Administrative Agent, has received an original or copy of (1) a credit agreement indicating such Borrower as a lender thereunder with respect to the loan or advance, (2) a promissory note indicating such Borrower as a payee of the loan or advance, (3) an assignment agreement indicating such Borrower as an assignee of the loan or advance or (4) a participation agreement or participation certificate indicating such Borrower as a participant in the loan or advance;

(f)            in respect of which, unless under the “control” (as defined in §§ 8-106, 9-104, 9-105 and 9-106 of the Uniform Commercial Code of the State of New York) of the Administrative Agent acting as a securities intermediary, such Borrower has issued to the applicable issuer or material obligor (or, if payments are made through an agent, to the applicable agent) an instruction directing all payments of amounts payable to such Borrower in respect of such Specified Financial Asset to the Custodial Account or another account approved by the Administrative Agent over which the Administrative Agent has such “control”;

(g)           the Value of which to be included, for purposes of the computation of the applicable Borrowing Base at any time, has been determined, or, if required to be updated, has been determined in response to the update requirement set forth in Section 6.02(d), (e) or (f), and to the extent such Value is not being disputed by the Administrative Agent;

(h)           for which the depositary bank, issuer or material obligor, as the case may be, excluding any issuer of securities by a special purpose entity in a securitization, is organized and has its chief executive office in (i) the United States of America, or (ii) if approved by the Administrative Agent in its sole discretion, which shall be exercised in a commercially reasonable manner, Belgium, France, Italy, Luxembourg, Netherlands, Germany, Denmark, Ireland, United Kingdom, Austria, Finland, Sweden or Japan;

(i)            which is denominated in Dollars, Euros, British Pounds Sterling or Yen;

(j)            is not “margin stock” as defined in Regulation U of the Federal Reserve Board;

(k)           in the case of a first or second lien Bank Loan, a Mezzanine Obligations or a Bridge Loan, that is a term loan, and is either a Delayed Draw Loan or has been fully funded (i.e., is not subject to an additional lending commitment) and is not in default; and

(l)            in the case of a Participation Interest, which the Administrative Agent is reasonably satisfied is a “true” participating interest rather than being a financing and is consistent with market norms for agreements between unaffiliated entities dealing at arm’s length.

Notwithstanding the foregoing, the Borrowing Base on any date may include an asset to be purchased by any Borrower with the proceeds of a Loan to be made on that date so long as (i) the Administrative Agent has been directed by such Borrower to pay the proceeds of such Loan directly to the seller of the asset (to the extent of the purchase price thereof), and (ii) the seller has been directed to deliver the asset to the Administrative Agent or its nominee before or against payment by such Borrower, or, if such delivery is not possible or practical, in such other manner as is reasonably acceptable to the Administrative Agent to satisfy the requirements of clauses (a), (b) and (c) of this definition of “Eligible Specified Financial Asset.”  In such instance, the requirements of clauses (a), (b), (c) and (d) need not be met for the asset to qualify as an Eligible Specified Financial Asset until the expiration of three Business Days following the date of the Borrowing so long as during the three Business Day period, the Administrative Agent has a first priority perfected security interest in the asset, provided, however, that the Value of the asset does not exceed $25,000,000.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of KKR Financial or any of its respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Euro” means the single currency of the members of the European Union from time to time which adopt a single, shared currency.

“Eurodollar Loans” means Fixed Period Eurodollar Loans or Daily Floating Eurodollar Loans.

“Eurodollar Rate” means the Fixed Period Eurodollar Rate or the Daily Floating Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall gross or net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), in each case, by the jurisdiction (or any political subdivision thereof including, without limitation, a state of the United States and any political subdivision of such state) under the laws of which such recipient is organized (or political subdivision thereof) or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction (or political subdivision thereof) in which any Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Borrower under Section 10.13), any and all Taxes (including withholding tax) that are imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 3.01(a), or are attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), (d) any and all Taxes imposed on it as a result of a trade or business, a permanent establishment, or a present or former connection between such Lender or the Administrative Agent (as the case may be) and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (other than any connection resulting from being a Lender hereunder) and (e) any taxes that are imposed by reason of Section 1471 or Section 1472 of the Code.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of November 10, 2008 (as amended) among certain of the Borrowers and the lenders and agents party thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to a whole multiple of 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank, N.A. on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the fee letter agreement, dated the date hereof, among the Borrowers and the Administrative Agent, as amended.

“Financing SPE” means any bankruptcy-remote special purpose Subsidiary formed by any Borrower or an Affiliate and which is, or is established for the purpose of becoming, an issuer in a Securitization.  It is understood and agreed that KKR CLO 2009 is a Financing SPE for purposes of this Agreement.

“First Lien Bank Loan” has the meaning specified in Section 6.16(b).

“Fixed Period Eurodollar Loan” means any Revolving Loan that bears interest at a per annum rate equal to the Fixed Period Eurodollar Rate plus the Applicable Rate.

“Fixed Period Eurodollar Rate” means, for any day, a fixed rate equal to BBA LIBOR, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for U.S. dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Fixed Period Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Fixed Period Eurodollar Loan being made, continued or converted by Citibank, N.A. and with a term equivalent to such Interest Period would be offered by Citibank, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Payment” has the meaning specified in Section 2.16.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“High Yield Securities” has the meaning specified in Section 6.16(b).

“Increase Effective Date” has the meaning specified in Section 2.14(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            Capital Lease Obligations and Synthetic Lease Obligations;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership, joint venture (other than a joint venture that is itself a corporation or limited liability company) or other business venture (collectively with a partnership and a joint venture, referred to hereinafter as a “Venture”), but only to the extent that such Person is directly or indirectly liable for such Indebtedness, whether by reason of its status as general partner, joint venturer or otherwise, unless, and only to the extent that, such Indebtedness is expressly made non-recourse to such Person or Venture.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Industry Classification Group” means (a) any of the Moody’s classification groups, together with any such classification groups that may be subsequently established by Moody’s and provided by the Borrowers to the Lenders and (b) up to three additional industry group classifications established by the Borrowers pursuant to Section 6.15(a).

“Information” has the meaning specified in Section 10.07.

“Intangible Assets” means, as of any date of determination, the sum (without duplication) of the following (in each case, to the extent included in Consolidated Total Assets):  (a) the total book value of all assets of KKR Financial and its Subsidiaries properly classified as intangible assets under GAAP, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus (b) all amounts representing any write-up in the book value of any assets of KKR Financial or its Subsidiaries resulting from a revaluation thereof subsequent to December 31, 2007, excluding adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Statement of Financial Accounting Standards No. 52.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or a Daily Floating Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Fixed Period Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or a Daily Floating Eurodollar Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Fixed Period Eurodollar Loan, the period commencing on the date such Fixed Period Eurodollar Loan is disbursed or converted to or continued as a Fixed Period Eurodollar Loan and ending on the date, one, two, three or six months thereafter, as selected by any Borrower in its Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Type” means, with respect to any Loan, its characterization as a Base Rate Loan, a Daily Floating Eurodollar Loan or a Fixed Period Eurodollar Loan.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (i) Citibank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity or (ii) or any other Lender that, at the request of the Borrowers and with the consent of the Administrative Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.04.  In the case of any Letter of Credit to be issued in an Approved Currency, a Lender that is an Issuing Bank pursuant to the foregoing clauses (i) or (ii) may designate any of its affiliates as the “Issuing Bank” for purposes of such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 10.18(a).

“Judgment Currency Conversion Date” has the meaning specified in Section 10.18(a).

“KFH III” has the meaning specified in the introductory paragraph hereto.

“KKR CLO 2009” has the meaning specified in the introductory paragraph hereto.

“KKR Financial” has the meaning specified in the introductory paragraph hereto.

“KKR Financial Form 10-K” means KKR Financial’s Form 10-K filed with the SEC on March 1, 2010, as amended prior to the date hereof.

“KKR Holdings” has the meaning specified in the introductory paragraph hereto.

“KKR Holdings II” has the meaning specified in the introductory paragraph hereto.

“KKR Holdings III” has the meaning specified in the introductory paragraph hereto.

“KKR Holdings LTD” has the meaning specified in the introductory paragraph hereto.

“KKR TRS LTD” has the meaning specified in the introductory paragraph hereto.

“L/C Maturity Date” means the date that is five Business Days prior to the Maturity Date.

“L/C Participant” has the meaning specified in Section 2.04(c).

“L/C Participation” has the meaning specified in Section 2.04(c).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swingline Lender.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Commitment” means $25,000,000.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all payments made by the

Issuing Bank pursuant to Letter of Credits that have not yet been reimbursed by or on behalf of the Borrowers at such time.

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate stated amount of all outstanding Letters of Credit and (b) the aggregate amount of all unreimbursed drawings or payments in respect of all Letters of Credit.

“Letters of Credit Request” has the meaning specified in Section 2.04(b).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Line Cap” means, at any time, the lesser of (a) the Aggregate Commitment Amount and (b) the Borrowing Base, in each case at or as of such time.

“Loan” means any Revolving Loan or Swingline Loan.

“Loan Documents” means this Agreement, the Collateral Agreement, the Security Documents, and each Note, if any, issued hereunder.

“Loan Notice” means either a Revolving Loan Notice or a Swingline Loan Notice.

“Long-Term U.S. Government Securities” has the meaning specified in Section 6.16(b).

“Management Agreement” means that certain Amended and Restated Management Agreement, dated as of May 4, 2007, between KKR Financial and KKR Financial Advisors LLC, as amended.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrowers and their respective Subsidiaries taken as a whole, (b) the ability of any Borrower to perform any of its obligations under this Agreement or any other Loan Document or (c) the rights of or benefits available to the Administrative Agent or the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Indebtedness in respect of Swap Contracts and Repurchase Agreement) of any one or more of each of the Borrowers and their respective Subsidiaries in an aggregate principal amount exceeding $25,000,000.

“Maturity Date” means May 3, 2014, and, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Mezzanine Obligations” has the meaning specified in Section 6.16(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Value Amount” means, in relation to an Eligible Specified Financial Asset, the product of the Value of such Eligible Specified Financial Asset and the relevant Specified Percentage applicable to such Eligible Specified Financial Asset.

“Non-Cash Pay Investments” has the meaning specified in Section 6.16(b).

“Non-Company VIE Liabilities” means, as of any date of determination, all non-recourse liabilities of the consolidated GAAP balance sheet of the Borrowers and their consolidated Subsidiaries arising from the required application of GAAP.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-U.S. Borrower” means any Borrower that is not organized under the laws of the United States, any state or territory thereof, or the District of Columbia.

“Note” means a promissory note made by any Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any Loan Document or otherwise with respect to any Loan hereunder, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Letter of Credit Obligations” means reimbursement obligations of either of the Borrowers in respect of letters of credit issued for the benefit of either of the Borrowers or any of their respective Subsidiaries, which reimbursement obligations may be unsecured or may be collateralized by means of a deposit of cash with the issuer of any such letter of credit.

“Other Short-Term Securities” has the meaning specified in Section 6.16(b).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof (including, without limitation, any state in the United States and any political subdivision of any such state) (including interest, fines, penalties and additions to tax) arising from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means with respect to all Loans hereunder, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning specified in Section 10.06(d).

“Participation Interest” means any participating interest in any Specified Financial Asset which is a collateralized loan obligation, collateralized bond obligation, collateralized debt obligation, first lien Bank Loan, second lien Bank Loan, Mezzanine Obligation or Bridge Loan where the record holder of such interest is a Financing SPE or a financial institution which has a Debt Rating equal to A+ by S&P, or its equivalent from another rating agency, or higher.

“Patriot Act” has the meaning specified in Section 10.16.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor entity performing similar functions.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by KKR Financial or any ERISA Affiliate or to which KKR Financial or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Performing” has the meaning specified in Section 6.16(b).

“Performing Cash Pay Mezzanine Obligations” has the meaning specified in Section 6.16(b).

“Performing Common Equity” has the meaning specified in Section 6.16(b).

“Performing First Lien Bank Loans” has the meaning specified in Section 6.16(b).

“Performing Non-Cash Pay High Yield Securities” has the meaning specified in Section 6.16(b).

“Performing Non-Cash Pay Mezzanine Obligations” has the meaning specified in Section 6.16(b).

“Performing Second Lien Bank Loans” has the meaning specified in Section 6.16(b).

“Performing Secured Cash Pay High Yield Securities” has the meaning specified in Section 6.16(b).

“Performing Unsecured Bank Loans” has the meaning specified in Section 6.16(b).

“Performing Unsecured Cash Pay High Yield Securities” has the meaning specified in Section 6.16(b).

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in good faith by the Borrowers or a Subsidiary thereof and for which adequate reserves have been set aside;

(b)           landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by the Borrowers or a Subsidiary thereof;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers in relation to the foregoing;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default; and

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of any Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized Repurchase Agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act, (ii) have a Debt Rating of AAA by S&P, or its equivalent from another rating agency, and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Potential Defaulting Lender” means, at any time, a Lender (i) as to which the Administrative Agent has notified the Borrowers that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary of such Lender, (ii) as to which the Administrative Agent, the Issuing Bank or the Swingline Lender has in good faith determined and notified the Borrowers and (in the case of the Issuing Bank or the Swingline Lender) the Administrative Agent that such Lender or its Parent Company or a Subsidiary thereof has notified the Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar financing agreement or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency.  Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Administrative Agent or, in the case of clause (ii), the Issuing Bank or the Swingline Lender, as the case may be, in its reasonable discretion acting in good faith.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrowers provided for in this definition.

“Preferred Stock” has the meaning specified in Section 6.16(b).

“Public Lender” has the meaning specified in Section 6.02.

“Publicly Trade Common Equity” has the meaning specified in Section 6.16(b).

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrowers as prescribed by the Securities Laws.

“Related Borrowing Base Information” means, with respect to any “Specified Financial Asset” as defined herein, or Participation Interest therein, included or to be included in the Borrowing Base, (a) the category of the Specified Financial Asset as referred to in clauses (a) through (k) of the definition and, if a Participation Interest is applicable, the participating interest, (b) the identification of all primary and secondary material obligors obligated on the Specified Financial Asset, (c) the CUSIP number, if any, corresponding to such Eligible Specified Financial Asset, (d) the principal amount of the loan, debt or other monetary obligation in which any Borrower has an interest, (e) the scheduled maturity of the loan, debt or other monetary obligation, (f) the type of collateral securing the loan, debt or other monetary obligation and (g) the source of information used in the determination of the Value.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repurchase Agreement” means any agreement involving the sale or purchase of financial or other assets whereby the seller of such assets agrees to repurchase such assets at an agreed upon price and at a stated time.

“Request for Borrowing” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice and (b) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Lenders” means, as of any date of determination, the Lenders having Commitments in the aggregate representing more than 50% of the Aggregate Commitments at such time or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, at least two Lenders holding in the aggregate more than 50% of the Total Revolving Credit Exposure (with the aggregate amount of each Lender’s risk participation in Swingline Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Borrower or any other officer of the applicable Borrower (i) so designated by any of the foregoing officers in a notice to the Administrative Agent or (ii) so authorized by resolutions of the applicable Borrower’s board of directors.  Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrowers or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revaluation Date” means, with respect to any Loan, (a) each date of a Borrowing of a Fixed Period Eurodollar Loan denominated in an Alternate Currency and (b) each date of a continuation of a Fixed Period Eurodollar Loan denominated in an Alternate Currency pursuant to Section 1.05.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the aggregate Dollar Equivalent of (a) the Outstanding Amount of the Revolving Loans of such Lender, (b) such Lender’s Applicable Percentage of Letter of Credit Exposure then outstanding and (c) such Lender’s Applicable Percentage of the Outstanding Amount of all Swingline Loans.

“Revolving Credit Facility” means the credit facility pursuant to which Revolving Loans are made available to the Borrowers in accordance with this Agreement.

“Revolving Loan” means an extension of credit made by a Lender to a Borrower pursuant to Section 2.01 of this Agreement.

“Revolving Loan Notice” means a notice of (a) a Borrowing of a Revolving Loan, (b) a conversion of Revolving Loans from one Interest Rate Type to another, or (c) a continuation of Fixed Period Eurodollar Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternate Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternate Currency.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Bank Loan” has the meaning specified in Section 6.16(b).

“Secured Indebtedness” means secured Indebtedness incurred by any Borrower or any Subsidiary in the course of its business as such business is described in the KKR Financial Form 10-K, including any such Indebtedness incurred pursuant to or in connection with any loan warehouse agreement, Repurchase Agreement, Swap Agreement, collateralized bond obligation, collateralized loan obligation, collateralized debt obligation or Securitization.

“Securities” has the meaning specified in Section 6.16(b).

“Securitization” means the issuance by a bankruptcy-remote special purpose entity of evidences of debt obligations or Equity Interests to holders which are third party institutional investors and which entitle the holders to receive payments that depend primarily on the cash flow of accounts, chattel paper, instruments, investment property or payment intangibles owned by the special purpose entity.

“Security Agreement” means the Security Agreement executed and delivered in connection with this Agreement, among the Borrowers and the Administrative Agent, as further amended, amended and restated, supplemented or otherwise modified from time to time.

“Security Documents” means the Security Agreement and all other instruments and documents, including without limitation, Uniform Commercial Code financing statements, which (a) are required to be executed, delivered or filed pursuant to the Security Agreement or any other Loan Document or (b) are necessary for the creation or perfection of any Lien in favor of the Administrative Agent for the benefit of the Lenders to secure any of the Obligations.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Short-Term U.S. Government Securities” has the meaning specified in Section 6.16(b).

“Single Obligor” means, collectively, all obligors that are Affiliates.

“Solvent” means, with respect to any Person as of a particular date, that, on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Event” means, in connection with a Trust Preferred Financing Vehicle, the receipt by a Borrower (or its Subsidiary) of an opinion of counsel that as a result of certain changes in or interpretations of the tax law or the Investment Company Act or, in each case, regulations thereunder, there is more than an insubstantial risk that the Trust Preferred Vehicle will be considered an “investment company” under the Investment Company Act or that the Trust Preferred Vehicle will be subject to United States federal income tax or subject to more than a de minimus amount of other taxes or governmental charges or that interest payable by the maker of the Trust Preferred Indebtedness will not be eligible as a tax deduction by such maker.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Stated Amount” of any Letter of Credit shall mean, at any time, the Dollar Equivalent of the maximum amount available to be drawn thereunder at such time, determined without regard to whether any conditions to drawing could then be met.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided, that each Non-U.S. Borrower shall be considered a Subsidiary of KKR Financial so long as KKR Financial owns (directly or indirectly through other Subsidiaries) a majority of the preferred shares of such Non-U.S. Borrower; and provided further that none of the CLO Entities (other than KKR CLO 2009) shall be considered a Subsidiary of any Borrower for so long as any Person other than KKR Financial or a Subsidiary or any affiliate thereof holds any Indebtedness of such CLO Entity..  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of KKR Financial.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender). “Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.03.

“Swingline Lender” means Citibank, N.A. in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” has the meaning specified in Section 2.03(a).

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.03(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swingline Sublimit” means, at any time, an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitment Amount.  The Swingline Sublimit is part of, and not in addition to, the Aggregate Commitment Amount.

“Syndication Agents” means, collectively, Bank of America, N.A. and Deutsche Bank AG New York Branch.

“Synthetic Lease” means any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a Synthetic Lease.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Revolving Credit Exposure” means, at any date, the sum of the Revolving Credit Exposures of all Lenders.

“Trust Preferred Financing Vehicle” has the meaning assigned to such term in the definition of Trust Preferred Securities Transaction.

“Trust Preferred Securities Transaction” means a transaction pursuant to which (i) a Borrower (or any Subsidiary of a Borrower) issues unsecured, subordinated, Debt Securities to, or borrows on an unsecured, subordinated basis from, any trust or other entity that, as its primary purpose, provides financing to a Borrower (or any Subsidiary of a Borrower) (a “Trust Preferred Financing Vehicle”; such indebtedness of a Borrower or any of its Subsidiaries owing to a Trust Preferred Financing Vehicle, “Trust Preferred Indebtedness”) and (ii) the Trust Preferred Financing Vehicle funds such financing of such Borrower (or such Subsidiary of a Borrower) by issuing and selling preferred securities having a mandatory redemption date no earlier than 30 years and not subject to redemption in less than 5 years from the date of their issuance (other than at the option of a Borrower or applicable Subsidiary upon the occurrence of a Special Event) (“Trust Preferred Securities”), which securities may be guaranteed on an unsecured, subordinated basis by such Borrower or such Subsidiary to the extent that the trustee has failed to make distributions from payments received from such Borrower or such Subsidiary (each such guaranty, a “Trust Preferred Guaranty”, collectively, “Trust Preferred Guarantees”).

“Type” means, with respect to any Loan, its Interest Rate Type or Currency Type.

“Unfunded Delayed Draw Amount” means, as of any date, and for any Delayed Draw Loan that is a Specified Financial Asset as of such date, an amount equal to the maximum unfunded portion of such Delayed Draw Loan that could be required to be funded by a Borrower as of or after such date.

“United States” and “U.S.” mean the United States of America.

“Unpaid Drawing” has the meaning specified in Section 2.04(d).

“Unquoted Common Equity” has the meaning specified in Section 6.16(b).

“Unsecured Bank Loan” has the meaning specified in Section 6.16(b).

“Unsecured Indebtedness” means unsecured Indebtedness incurred by any Borrower or any Subsidiary in the course of its business as such business is described in the KKR Financial Form 10-K.

“U.S. Government Securities” has the meaning specified in Section 6.16(b).

“Value” means, on any date, in relation to an Eligible Specified Financial Asset, the fair market value of the Eligible Specified Financial Asset, determined, in accordance with Section 6.15.

“Yen” means the lawful currency of Japan.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.  (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  KKR Financial shall provide a written summary of material changes in GAAP or in the consistent application thereof in accordance with Section 6.02(a).  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of KKR Financial and its Subsidiaries or to the determination of any amount for KKR Financial and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that KKR Financial is required to consolidate pursuant to GAAP as if such variable interest entity were a Subsidiary as defined herein.

1.04        Rounding.  Any financial ratios required to be maintained by KKR Financial pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component,

carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Exchange Rates; Currency Equivalents.

(a)           The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent of any particular amounts herein specified that are denominated in Alternate Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)           Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Fixed Period Eurodollar Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Fixed Period Eurodollar Loan is denominated in an Alternate Currency, such amount shall be the relevant Alternate Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.06        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.

THE COMMITMENTS AND BORROWINGS

2.01        Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided that, after giving effect to any Revolving Loan, (i) the Total Revolving Credit Exposure does not exceed the Line Cap, and (ii) the aggregate amount of such Lender’s Revolving Credit Exposure does not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Loans may be Base Rate Loans, Fixed Period Eurodollar Loans or Daily Floating Eurodollar Loans, as further provided herein.

Notwithstanding anything to the contrary herein, each Lender may, at its option, make Revolving Loans available to any Non-U.S. Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Revolving Loans; provided, that any exercise of such option shall not affect the obligation of such Non-U.S. Borrower to repay such Revolving Loan in accordance with the terms of this Agreement and to comply with all other terms and conditions of this Agreement.

2.02        Borrowings, Conversions and Continuations of Revolving Loans.

(a)           Each Revolving Loan, each conversion of Revolving Loans from one Interest Rate Type to another, and each continuation of Fixed Period Eurodollar Loans shall be made upon a Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Fixed Period Eurodollar Loans or of any conversion of Fixed Period Eurodollar Loans to Base Rate Loans, (ii) one Business Day prior to the requested date of any Borrowing of, conversion to or continuation of Daily Floating Eurodollar Loans or of any conversion of Daily Floating Eurodollar Loans to Base Rate Loans and (iii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by any Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the requesting Borrower.  Each Borrowing of, conversion to or continuation of Fixed Period Eurodollar Loans or Daily Floating Eurodollar Loan shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Revolving Loan Notice (whether telephonic or written) shall specify (i) whether such Borrower is requesting a Revolving Loan, a conversion of Revolving Loans from one Interest Rate Type to the other, or a continuation of Fixed Period Eurodollar Loans, (ii) the requested date of the Revolving Loan, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Interest Rate Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted or continued and (v) if applicable, the duration of the Interest Period with respect thereto. If the applicable Borrower fails to specify a Currency Type of a new Revolving Loan in a Revolving Loan Notice, then the Revolving Loan shall be made in Dollars.  If the applicable Borrower fails to specify an Interest Rate Type of Revolving Loan in a Revolving Loan Notice or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Daily Floating Eurodollar Loans; provided, however, that in the case of a failure to timely request a continuation of Fixed Period Eurodollar Loans denominated in an Alternate Currency, such Loans shall be continued as Fixed Period Eurodollar Loans in their original currency with an Interest Period of one month.  Any such automatic conversion to Daily Floating Eurodollar Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Fixed Period Eurodollar Loans.  If the applicable Borrower requests a Revolving Loan of, conversion to, or continuation of Fixed Period Eurodollar Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Fixed Period Eurodollar Loans denominated in an Alternate Currency may not be converted to a different Interest Rate Type.  No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Loan and reborrowed in the other currency.

(b)           Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Loans (and the of the currency of such Loans), and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall promptly notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Revolving Loan, each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. in the case of a Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent, in the case of an Alternate Currency Loan, in each case on the Business Day specified in the applicable Revolving Loan Notice.  Upon satisfaction of the applicable conditions set forth in ARTICLE IV (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent by wire transfer of such funds to the account specified by the applicable Borrower.

(c)           Except as otherwise provided herein, a Fixed Period Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Loan.  If during the existence of a Default the Required Lenders have determined in their sole discretion not to permit such conversion or continuation, then no Loans may be converted to or continued as Fixed Period Eurodollar Loans or Daily Floating Eurodollar Loans.

(d)           The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Daily Floating Eurodollar Loans or any Interest Period for Fixed Period Eurodollar Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Citibank, N.A.’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Revolving Loans, all conversions of Revolving Loans from one Interest Rate Type to the other, and all continuations of Revolving Loans as the same Interest Rate Type, there shall not be more than ten (10) Interest Periods in effect with respect to Revolving Loans.

2.03        Swingline Loans.

(a)           The Swingline.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, to make swingline loans (each such loan, a “Swingline Loan”) to the Borrowers in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with such Lender’s Applicable Percentage of Letter of Credit Exposure then outstanding and the Applicable Percentage of the Outstanding Amount of Revolving Loans of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swingline Loan, (i) the Total Revolving Credit Exposure does not exceed the Line Cap and (ii) the aggregate amount of such Lender’s Revolving Credit Exposure does not exceed such Lender’s Commitment, and provided, further, that the applicable Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.03, prepay under Section 2.05, and reborrow under this Section 2.03.  Each Swingline Loan shall be either a Base Rate Loan or a Daily Floating Eurodollar Loan as selected by the applicable Borrower.  Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swingline Loan.  Notwithstanding the foregoing and subject to subsection (c) below, no Lender hereunder, other than the Swingline Lender, shall be required to make a Daily Floating Eurodollar Loan.

(b)           Borrowing Procedures.  Each Swingline Borrowing shall be made upon the applicable Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 3:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Loan Notice, which shall specify (i) the requested date of the Swingline Borrowing, (ii) the principal amount of Swingline Loan and (iii) the duration with respect thereto.  Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 4:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.03(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the applicable Borrower at its office by wire transfer to the account specified by the applicable Borrower.

(c)                                  Refinancing of Swingline Loans.

(i)            The Swingline Lender, at any time in its sole and absolute discretion, may request, on behalf of the Borrowers (each of which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Base Rate Loan or Fixed Period Eurodollar Loan, as applicable, in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans or Fixed Period Eurodollar Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.03.  The Swingline Lender shall furnish the applicable Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Revolving Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.03(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan or Fixed Period Eurodollar Loan, as applicable, to the applicable Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)           If for any reason any Swingline Loan cannot be refinanced by such a Revolving Loan in accordance with Section 2.03(c)(i), the request for Base Rate Loans or Fixed Period Eurodollar Loans, as applicable, submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be.  A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.03.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swingline Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)            At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swingline Lender.

(ii)           If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swingline Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swingline Lender.  The Swingline Lender shall be responsible for invoicing the Borrowers for interest on the Swingline Loans.  Until each Lender funds its Base Rate Loan or Fixed Period Eurodollar Loan, as applicable, or risk participation pursuant to this Section 2.03 to refinance such Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

2.04        Letters of Credit.  (a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Maturity Date, (i) any Borrower may request that the Issuing Bank issue for the account of such Borrower a Letter of Credit or Letters of Credit in Dollars or any Approved Currency in such form as may be approved by the Issuing Bank in its reasonable discretion.

Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued, amended (to increase the Stated Amount thereof), extended or renewed if, after giving effect to such issuance, amendment, extension or renewal, the Total Revolving Credit Exposure would exceed the Line Cap then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Issuing Bank, provided that in no event shall such expiration date occur later than the L/C Maturity Date; (iv) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (v) no Letter of Credit shall be issued by an Issuing Bank after it has received a written notice from a Borrower or any Lender stating that a Default has occurred and is continuing until such time as the Issuing Bank shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default in accordance with the provisions of Section 10.01.

Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Issuing Bank (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrowers shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part, provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

(b)                                 Letter of Credit Requests.

(i)            Whenever a Borrower desires that a Letter of Credit be issued for its account, it shall give the Administrative Agent and the Issuing Bank at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Issuing Bank) Business Days’ written notice thereof.  Each notice shall be executed by the applicable Borrower and shall be in a form reasonably acceptable to the Issuing Bank and the Administrative Agent (each a “Letter of Credit Request”).  The Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Lender.

(ii)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the applicable Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.04(a).

(c)                                  Letter of Credit Participations.

(i)            Immediately upon the issuance by the Issuing Bank of any Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each other Lender that has a Commitment (each such other Lender, in its capacity under this Section 2.04(c), an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Applicable Percentage of such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of any Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 2.09(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees).

(ii)           In determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuing Bank any resulting liability.

(iii)          In the event that the Issuing Bank makes any payment under any Letter of Credit issued by it and the Borrowers shall not have repaid such amount in full to the respective Issuing Bank pursuant to Section 2.04(d), the Issuing Bank shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent, for the account of the Issuing Bank, the amount of such L/C Participant’s Applicable Percentage of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage of such unreimbursed amount arising from any wrongful payment made by the Issuing Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Bank.  If the Issuing Bank so notifies, prior to 11:00 a.m. (New York time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent for the account of the Issuing Bank such L/C Participant’s Applicable Percentage of the amount of such payment on such Business Day in immediately available funds.  If and to the extent such L/C Participant shall not have so made its Applicable Percentage of the amount of such payment available to the Administrative Agent, for the account of the Issuing Bank, such L/C Participant agrees to pay to the Administrative Agent, for the account of the Issuing Bank, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent, for the account of the Issuing Bank at a rate equal to the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  The failure of any L/C Participant to make available to the Administrative Agent, for the account of the Issuing Bank its Applicable Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent, for the account of the Issuing Bank its Applicable Percentage of any payment under such Letter of Credit on the date required, as specified above, but, except as provided in Section 2.19, no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Applicable Percentage of any such payment.

(iv)          Whenever the Issuing Bank receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Issuing Bank any payments from the L/C Participants pursuant to paragraph (iii) above, the Issuing Bank shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Applicable Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.

(v)           The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Issuing Bank with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(A)          any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B)           the existence of any claim, set-off, defense or other right that any Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Borrower and the beneficiary named in any such Letter of Credit);

(C)           any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E)           the occurrence of any Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage of any unreimbursed amount arising from any wrongful payment made by the Issuing Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Bank.

(d)                                 Agreement to Repay Letter of Credit Drawings.

(i)            Each Borrower hereby agrees to reimburse the Issuing Bank, by making payment in Dollars or the applicable Approved Currency to the Administrative Agent in immediately available funds for any payment or disbursement made by the Issuing Bank under any Letter of Credit (the amount of each such amount so paid until reimbursed, an “Unpaid Drawing”) immediately after, and in any event within two Business Days of, such payment, with interest on the amount so paid or disbursed by the Issuing Bank, to the extent not reimbursed prior to 5:00 p.m. (New York time) on the second Business Day following such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Issuing Bank is reimbursed therefor at a rate per annum that shall at all times be the Applicable Rate for Base Rate Loans plus the Base Rate as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the applicable Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 10:00 a.m. (New York time) on the date of such drawing that such Borrower intends to reimburse the Issuing Bank for the amount of such drawing with funds other than the proceeds of Loans, such Borrower be shall be deemed to have given a Request for Borrowing requesting that the Lenders with Commitments make Revolving Loans (which shall be Base Rate Loans) on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) the Administrative Agent shall promptly notify each relevant L/C Participant of such drawing and the amount of its Revolving Loan to be made in respect thereof, and, subject to the conditions set forth in Section 2.01, each L/C Participant shall be irrevocably obligated to make a Revolving Loan to such Borrower in the manner deemed to have been requested in the amount of its Applicable Percentage of the applicable Unpaid Drawing by 12:00 noon (New York time) on such Business Day by making the amount of such Revolving Loan available to the Administrative Agent.  Such Revolving Loans shall be made without regard to the minimum Borrowing amount for Base Rate Loans.  The Administrative Agent shall use the proceeds of such Revolving Loans solely for purpose of reimbursing the Issuing Bank for the related Unpaid Drawing.

(ii)           The obligations of each Borrower under this Section 2.04(d) to reimburse the Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that any such Borrower or any other Person may have or have had against the Issuing Bank, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing, provided that no Borrower shall be obligated to reimburse the Issuing Bank for any wrongful payment made by the Issuing Bank under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Bank.

(e)           Increased Costs.  If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Issuing Bank or any L/C Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Issuing Bank, or any L/C Participant’s L/C Participation therein, or (b) impose on the Issuing Bank or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Issuing Bank or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Issuing Bank or such L/C Participant hereunder (other than any such increase or reduction attributable to taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the applicable Borrower by the Issuing Bank or such L/C Participant, as the case may be, (a copy of which notice shall be sent by the Issuing Bank or such L/C Participant to the Administrative Agent), such Borrower shall pay to the Issuing Bank or such L/C Participant such additional amount or amounts as will compensate the Issuing Bank or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Issuing Bank or a L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof.  A certificate submitted to the applicable Borrower by the relevant Issuing Bank or a L/C Participant, as the case may be, (a copy of which certificate shall be sent by the Issuing Bank or such L/C Participant to the Administrative Agent) setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Issuing Bank or such L/C Participant as aforesaid shall be conclusive and binding on such Borrower absent clearly demonstrable error.

(f)            Successor Issuing Bank.  An Issuing Bank may resign as Issuing Bank upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Borrowers.  If the Issuing Bank shall resign as Issuing Bank under this Agreement, then the Borrowers shall appoint from among the Lenders (with the consent of such Lender) with Commitments a successor issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the Issuing Bank, and the term “Issuing Bank” shall mean such successor issuer effective upon such appointment (except with respect to Letters of Credit issued by the resigning Issuing Bank).  After the resignation of the Issuing Bank hereunder, the resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.  After any retiring Issuing Bank’s resignation as Issuing Bank, the provisions of this Agreement relating to the Issuing Bank shall inure to its benefit as to any actions taken or omitted to be taken by it (a) while it was Issuing Bank under this Agreement or (b) at any time with respect to Letters of Credit issued by such Issuing Bank.

(g)                                 Cash Collateral.

(i)            Upon the request of the Required Lenders if, as of the L/C Maturity Date, there are any Letters of Credit Outstanding, the Borrowers shall immediately Cash Collateralize the then Letters of Credit Outstanding.

(ii)           The Administrative Agent acting in its reasonable discretion, may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in the event such Cash Collateral previously provided is inadequate as a result of exchange rate fluctuations.

(iii)          If any Event of Default shall occur and be continuing, the Administrative Agent or the Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure may require that the L/C Obligations be Cash Collateralized.

2.05                        Prepayments.

(a)           The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Fixed Period Eurodollar Loans, (B) one Business Day prior to any date of prepayment of Daily Floating Eurodollar Loans and (C) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Fixed Period Eurodollar Loans and Daily Floating Eurodollar Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Currency Type and Interest Rate Type of Revolving Loans to be prepaid and, if Fixed Period Eurodollar Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by any Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Fixed Period Eurodollar Loan or a Daily Floating Eurodollar Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)           The Borrowers may, upon notice to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $1,000,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by any Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)           If for any reason, at any time, the Total Revolving Credit Exposure exceeds the Line Cap at such time, the Borrowers shall immediately prepay the applicable Loans in an aggregate amount of such excess, as applicable.

(d)           In the event that at any time any Borrowing Base Deficiency shall exist, the Borrowers shall prepay the Loans (or Cash Collateralize Letters of Credit as contemplated by Section 2.04(g)) in such amounts as shall be necessary so that such Borrowing Base Deficiency no longer exists; provided that if, within five Business Days after delivery of a Borrowing Base Report demonstrating such Borrowing Base Deficiency (and/or at such other times as any Borrower has knowledge of such Borrowing Base Deficiency), the Borrowers shall present the Administrative Agent with a reasonably feasible plan to cause such Borrowing Base Deficiency to no longer exist within 20 Business Days (which 20-Business Day period shall include the five Business Days permitted for delivery of such plan), then such prepayment or reduction (or Cash Collateralization) shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrowers may reasonably determine), so long as such Borrowing Base Deficiency no longer exists prior to the end of such 20-Business Day period.

2.06                        Termination or Reduction of Commitments.  The Borrowers may, upon notice to the Administrative Agent, terminate the Commitments hereunder, and, from time to time, permanently reduce the Aggregate Commitment Amount; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Exposure would exceed the Aggregate Commitment Amount, (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Swingline Sublimit exceeds the Aggregate Commitment Amount, such Sublimit shall be automatically reduced by the amount of such excess and (v) in the case of a partial termination or reduction of the Commitments, the Aggregate Commitment Amount shall not be less than $50,000,000.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitment Amount shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07                        Repayment of Loans.

(a)           The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b)           The Borrowers shall repay each Swingline Loan on the earliest to occur of (i) the Maturity Date or (ii) the date requested by the Swingline Lender which shall not be earlier than the Business Day in which the Borrowers may request Base Rate Loans pursuant to Section 2.02.

2.08                        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Fixed Period Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Fixed Period Eurodollar Rate for such Interest Period plus the relevant Applicable Rate, (ii) each Daily Floating Eurodollar Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date to the date of payment thereof at a rate per annum equal to the Daily Floating Eurodollar Rate plus the relevant Applicable Rate, (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the relevant Applicable Rate; and (iv) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date to the date of payment thereof at a rate per annum equal to, at the election of the Borrowers, (A) the Base Rate or (B) the Daily Floating Eurodollar Rate plus the relevant Applicable Rate.

(b)                                 (i)            If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09        Fees.

(a)           Commitment Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to 0.50% per annum times the average daily unused amount of Commitments of such Lender during the period from and including the Closing Date to but excluding the earlier of the date such Commitment terminates and the Commitment Termination Date.  The Commitment Fee shall accrue at all times during the Availability Period and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.

(b)           Letter of Credit Fees. Each Borrower agrees to pay (i) to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective LC Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Rate for Eurodollar Loans minus 0.125% per annum on the average daily stated amount of such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the Issuing Bank a fronting fee (the “Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder; provided that, no fees will accrue under this Section 2.09 on any Defaulting Lender’s portion of a Letter of Credit that any Borrower has Cash Collateralized pursuant to Section 2.04(g).  Letter of Credit Fees and Fronting Fees shall accrue during the Availability Period and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, provided that Letter of Credit Fees and Fronting Fees shall be payable on the date on which the Commitments terminate.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 20 business days after demand.  Letter of Credit Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  Other Fees.  (i)  The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times set forth in the Fee Letter or as otherwise separately agreed between such parties.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)                                  The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.  All computations of interest for Base Rate Loans or Daily Floating Eurodollar Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                        Evidence of Debt.

(a)                                  The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Interest Rate Type (if applicable), amount, Approved Currency and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                        Payments Generally; Administrative Agent’s Clawback.

(a)                                  General.  All payments to be made by any Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Alternate Currency Loans, all payments by any Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in the relevant Approved Currency and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Alternate Currency Loans shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternate Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein.  Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternate Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternate Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent, in the case of payments in an Alternate Currency, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.  Unless otherwise expressly stated, all payments hereunder shall be made in Dollars.

(b)                                 (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Loans (or, in the case of any Revolving Loan of Base Rate Loans, prior to 12:00 noon on the date of such Revolving Loan) that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers in the relevant Approved Currency a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Revolving Loan available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent in the relevant Approved Currency forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to, but excluding, the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Revolving Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  All obligations of the Lenders pursuant to this Agreement (including obligations to make Revolving Loans, to fund participations in Swingline Loans and to make payments pursuant to Section 10.04(c)) are several and not joint.  The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans made by it, or the participations in Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value in the relevant Approved Currency) participations in the Revolving

Loans and subparticipations in Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.14                        Increase in Commitments.

(a)                                  Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may from time to time, request an increase in the Aggregate Commitment Amount by amounts such that immediately after giving effect to any such increase, the total Commitments of all of the Lenders hereunder shall not exceed $600,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000 and integral multiples of $2,500,000 in excess thereof, and (ii) the Borrowers may make a maximum of four (4) such requests in any 12 month period.  At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)                                 Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.  No Lender shall be obligated to increase its Commitment hereunder.

(c)                                  Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the Swingline Lender (which approvals shall not be unreasonably withheld), the Borrowers may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)                                 Effective Date and Allocations.  If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)                                  Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Borrower (i) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists.

(f)                                    Loans; Reallocation of Outstanding Amounts.

(i)                                     Except as set forth in subsection (ii) of this subsection (f), if any Eligible Assignee becomes a Lender hereunder or any Lender’s Commitment is increased pursuant to this Section, Loans made on or after the applicable Increase Effective Date shall be made in accordance with the Applicable Percentages of each Lender in effect on and after such Increase Effective Date (except to the extent that any such Loan would result in any Lender making an aggregate principal amount of Loans in excess of its Commitment, in which case such excess amount will be allocated to and made by, any new Lenders and Lenders with increased Commitments pursuant to subsection (b) above, in each case, in accordance with their Applicable Percentages).

(ii)                                  Upon any increase in the Aggregate Commitment Amount pursuant to this Section 2.14 (a) each of the Lenders with an existing Commitment (each, an “Existing Lender”) shall assign to each Lender with a new Commitment (each, a “New Lender”) and each of the New Lenders shall purchase from each of the Existing Lenders, at the principal amount thereof and in the applicable currency or currencies, such interests in the Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Loans will be held by Existing Lenders and New Lenders ratably in accordance with their Commitments after giving effect to the addition of the Commitments of the New Lenders, (b) each new Commitment of a New Lender shall be deemed for all purposes a Commitment hereunder and each Loan made thereunder (a “New Loan”) shall be deemed, for all purposes, a Loan and (c) each New Lender shall become a Lender with respect to the Commitments and all matters relating thereto.

(g)                                 Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.15                        Concerning Joint and Several Liability of the Borrowers.

(a)                                  Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders and the Administrative Agent under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.

(b)                                 Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a primary obligor and co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c)                                  If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then, in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)                                 The Obligations of each of the Borrowers under the provisions of this Section 2.15 constitute the full recourse Obligations of each of the Borrowers enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or the other Loan Documents or any other circumstance whatsoever.

(e)                                  Except as otherwise expressly provided herein, each Borrower hereby waives promptness, diligence, presentment, demand, protest, notice of acceptance of its joint and several liability, notice of any and all advances of the Loans made under this Agreement and any promissory note issued hereunder, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement or any of the other Loan Documents), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Loan Documents.  Each Borrower hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all surety ship defenses generally.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment, or place or manner for payment, compromise, refinancing, consolidation or renewals of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent and the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement and the other Loan Documents, any and all other indulgences whatsoever by the Administrative Agent and the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower or any other entity or Person primarily or secondarily liable for any Obligation. Such Borrower further agrees that its Obligations shall not be released or discharged, in whole or in part, or otherwise affected by the adequacy of any rights which the Administrative Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations, the impairment of any collateral security securing the Obligations, including, without limitation, the failure to protect or preserve any rights which any Administrative Agent or any Lender may have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security, any other act or omission which might in any manner or to any extent vary the risk of such Borrower, or otherwise operate as a release or discharge of such Borrower, all of which may be done without notice to such Borrower.  If for any reason any other Borrower has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from any other Borrower by reason of such other Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any reason, this Agreement and the other Loan

Documents to which it is a party shall nevertheless be binding on such Borrower to the same extent as if such Borrower at all times had been the sole obligor on such Obligations. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent and the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.15, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any other Borrower, or any of the Lenders.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, ownership, membership, constitution or place of formation of any Borrower or the Lenders.  Each of the Borrowers acknowledges and confirms that it has itself established its own adequate means of obtaining from the other Borrowers on a continuing basis all information desired by such Borrower concerning the financial condition of the other Borrowers and that each such Borrower will look to the other Borrowers and not to the Administrative Agent or any Lender in order for such Borrower to keep adequately informed of changes in the other Borrowers’ respective financial conditions.

(f)                                    The provisions of this Section 2.15 are made for the benefit of the Lenders and the Administrative Agent and their respective permitted successors and assigns, and may be enforced by it or them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders, the Administrative Agent or such successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against the other Borrowers or to exhaust any remedies available to it or them against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof; made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender or any Administrative Agent upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(g)                                 Each of the Borrowers hereby agrees that it will not enforce any of its rights of reimbursement, contribution, subrogation or the like against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any of the Lenders or the Administrative Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been indefeasibly paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lenders or the Administrative Agent hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefore.

(h)                                 Each of the Borrowers hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations.  Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent and be paid over to the Administrative Agent for the pro rata accounts of the Lenders to be applied to repay the Obligations.

2.16                        Contribution.

(a)                                  To the extent that any Borrower shall make a payment under Section 2.15 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same portion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, the other Borrowers for the net amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)                                 As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under Section 2.16 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)                                  This Section 2.16 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 2.16 is intended or shall impair the obligations of the Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 2.15.  Nothing contained in this Section 2.16 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d)                                 The parties hereto acknowledge that the rights of contribution and indemnification of any Borrower under this Section 2.16 shall constitute assets of such Borrower.

(e)                                  The rights of an indemnifying Borrower against the other Borrowers under this Section shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of Commitments.

2.17                        Collateral Security.  The Obligations shall be secured by a perfected first priority security interest in all of the Borrowers’ interest in the Collateral, whether now owned or hereafter acquired, as described in the Security Documents to which any of the Borrowers is a party.

2.18                        Additional Borrowers.                       Any direct or indirect wholly owned Subsidiary of KKR Financial (i) designated by an existing Borrower and (ii) other than in the case of such Subsidiaries organized in the Cayman Islands or the United States (or any state or territory thereof, or the District of Columbia), consented to by the Administrative Agent and each Lender (in each case, such consent not to be unreasonably withheld or delayed), may become a Borrower hereunder by executing a customary joinder agreement, reasonably satisfactory to the Administrative Agent and the Borrowers, and delivering customary certificates consistent with those delivered in connection with Section 4.02(d), customary legal opinions and such other documentation as may be reasonably requested by the Administrative Agent.

2.19                        Defaulting Lender Provisions.

(a)                                  Conditions Precedent.  In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Bank will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, and the Swingline Lender will not be required to make any Swingline Loan, unless the Issuing Bank or the Swingline Lender, as the case may be, is satisfied that any exposure that would result therefrom is fully covered or eliminated by any combination satisfactory to the Issuing Bank or Swingline Lender of the following:

(i)                                     in the case of a Defaulting Lender, the LC Exposure and the Swingline Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit and Swingline Loans, to the Non-Defaulting Lenders as provided in clause (1) of Section 2.19(c);

(ii)                                  in the case of a Defaulting Lender or a Potential Defaulting Lender, without limiting the provisions of Section 2.19(b), the Borrowers Cash Collateralize the obligations of the Borrowers in respect of such Letter of Credit or Swingline Loan in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or Swingline Loan, or makes other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender; and

(iii)                               in the case of a Defaulting Lender or a Potential Defaulting Lender, then in the case of a proposed issuance of a Letter of Credit or making of a Swingline Loan, by an instrument or instruments in form and substance satisfactory to the Administrative Agent, and to the Issuing Bank and the Swingline Lender, as the case may be, the Borrowers agree that the face amount of such requested Letter of Credit or the principal amount of such requested Swingline Loan will be reduced by an amount equal to the unreallocated, non-Cash Collateralized portion thereof as to which such Defaulting Lender or Potential Defaulting Lender would otherwise be liable, in which case the obligations of the Non-Defaulting Lenders in respect of such Letter of Credit or Swingline Loan will, subject to the first proviso below, be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and the pro rata payment provisions of Section 2.13 will be deemed adjusted to reflect this provision;

provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure, total Swingline Exposure and total LC Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender.

(b)                                 Cash Collateral Call.  If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit or Swingline Loan is at the time outstanding, the Issuing Bank and the Swingline Lender, as the case may be, may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.19(c)), by notice to the Borrowers and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrowers to Cash Collateralize the obligations of the Borrowers to the Issuing Bank and the Swingline Lender in respect of such Letter of Credit or Swingline Loan in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and to the Issuing Bank and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(c)                                  Reallocation of Defaulting Lender Commitment, Etc.  If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure and any outstanding Swingline Exposure of such Defaulting Lender:

(i)                                     the LC Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments;  provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure, total Swingline Exposure and total LC Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii)                                  to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Exposure and Swingline Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrowers will, not later than 10 Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender, as the case may be), (a) Cash Collateralize the obligations of the Borrowers to the Issuing Bank and the Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such LC Exposure or Swingline Exposure, or (b) in the case of such Swingline Exposure, prepay (subject to clause (iii) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (c) make other arrangements satisfactory to the Administrative Agent, and to the Issuing Bank and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii)                               any amount (other than fees that would otherwise be payable by the Borrowers pursuant to Section 2.09(a), which for avoidance of doubt, shall cease to accrue or be payable on the Commitments of such Defaulting Lender) paid by the Borrowers for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until

(subject to Section 2.19(h)) the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:  first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(d)           Right to Give Drawdown Notices.  In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each of the Issuing Bank and the Swingline Lender is hereby authorized by the Borrowers (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Revolving Loan Notice pursuant to Section 2.02 in such amounts and in such times as may be required to (i) reimburse an outstanding LC Disbursement, (ii) repay an outstanding Swingline Loan, and/or (iii) Cash Collateralize the obligations of the Borrowers in respect of outstanding Letters of Credit or Swingline Loans in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or Swingline Loan.

(e)           Fees.  Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Sections 2.09(a) and 2.09(b) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (a) to the extent that a portion of the LC Exposure or the Swingline Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.19(c), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (b) to the extent any portion of such LC Exposure or Swingline Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank and the Swingline Lender as their interests appear (and the pro rata payment provisions of Section 2.13 will automatically be deemed adjusted to reflect the provisions of this Section).

(f)            Removal of Administrative Agent.  Anything herein to the contrary notwithstanding, if at any time the Requisite Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” or “Potential Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender or a Potential Defaulting Lender, the Requisite Lenders (determined after giving effect to Section 10.01) may by notice to the Borrowers and such Person remove such Person as Administrative Agent and appoint a replacement Administrative Agent reasonably acceptable to the Borrrowers.  Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 60 Business Days after the giving of such notice by the Requisite Lenders (regardless of whether a replacement Administrative Agent has been appointed).

(g)           Termination of Defaulting Lender Commitment.  The Borrowers may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.19(c)(iii) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.

(h)           Cure.  If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that a Lender that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.19(c)), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure, LC Exposure and Swingline Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions or withholdings and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or any such

Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however the Borrowers shall not indemnify the Administrative Agent or any Lender for any penalities or interest that are imposed either solely as a result of the gross negligence or willful misconduct of the Administrative Agent or any Lender or a failure by the Administrative Agent or any Lender to provide the Borrowers with timely notice of the impostion of any Indemnified Taxes or Other Taxes.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Administrative Agent or any Lender to a Governmental Authority, the Administrative Agent or Lender shall, upon request from a Borrower, following receipt of any such item, deliver to the Borrowers the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other reasonable evidence of such payment; provided, that in no event shall the Administrative Agent or any Lender be required to deliver to the Borrowers its tax returns or any other information regarding its tax affairs or computations or any information that is confidential, proprietary, or constitutes internal work product.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding (including any documentation necessary to prevent withholding under Section 1471 or Section 1472 of the Code).  In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  In addition, each Foreign Lender shall, upon request from a Borrower, deliver new forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Each Foreign Lender shall notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower

Any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

(f)            Treatment of Certain Refunds.  If the Administrative Agent or any Lender determines, in its sole discretion, which shall be exercised in a commercially reasonable manner, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Fixed Period Eurodollar Loans or Daily Floating Eurodollar Loans, or to determine or charge interest rates based upon the Fixed Period Eurodollar Rate or the Daily Floating Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Fixed Period Eurodollar Loans or Daily Floating Eurodollar Loans or to convert Base Rate Loans to Fixed Period Eurodollar Loans or Daily Floating Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Fixed Period Eurodollar Loans or Daily Floating Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates.  If the Administrative Agent or the Required Lenders determine that for any reason in connection with any request for a Fixed Period Eurodollar Loan or a Daily Floating Eurodollar Loan, as applicable, or a conversion to or continuation thereof that (a)  deposits in the relevant Approved Currency are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Fixed Period Eurodollar Loan or Daily

Floating Eurodollar Loan, (b) adequate and reasonable means do not exist for determining the Fixed Period Eurodollar Rate or Daily Floating Eurodollar Rate, as applicable, for any requested Interest Period with respect to a proposed Fixed Period Eurodollar Loan or Daily Floating Eurodollar Loan, as applicable, or (c) the Fixed Period Eurodollar Rate or Daily Floating Eurodollar Rate for any requested Interest Period with respect to a proposed Fixed Period Eurodollar Loan or Daily Floating Eurodollar Loan does not adequately and fairly reflect the cost of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Fixed Period Eurodollar Loans or Daily Floating Eurodollar Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending Request for Borrowing of, conversion to or continuation of Fixed Period Eurodollar Loans or Daily Floating Eurodollar Loans, as applicable, or, failing that, will be deemed to have converted such request into a request for a Base Rate Loan in the amount specified therein.

3.04        Increased Costs; Reserves on Eurodollar Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected contemplated by Section 3.04(e));

(ii)           impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 days period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or a Daily Floating Eurodollar Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or a Daily Floating Eurodollar Loan on the date or in the amount notified by the Borrowers; or

(c)           any assignment of a Fixed Period Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.  Notwithstanding the foregoing, if, during the 120 day period following the Closing Date, the Administrative Agent incurs any breakage costs on account of the syndication of the credit facility established hereunder, the Borrowers shall immediately reimburse the Administrative Agent for any such breakage costs.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Fixed Period Eurodollar Loan made by it at the Fixed Period Eurodollar Rate used in determining the Fixed Period Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Fixed Period Eurodollar Loan was in fact so funded.

3.06        Mitigation Obligations.  If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07        Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO BORROWINGS

4.01        Conditions to Effectiveness.  The parties hereto acknowledge and agree that this Agreement shall become effective upon receipt by each party hereto of this Agreement, executed and delivered by a Responsible Officer of each Borrower and each Lender; provided, however, that the obligation of any Lender to make any Loans, or of the Issuing Bank to issue any Letters of Credit, hereunder is subject to the satisfaction of the conditions set forth in Sections 4.02 and 4.03 hereunder.

4.02        Conditions of Initial Borrowing.  The obligation of each Lender to make its initial Revolving Loans hereunder, and of the Issuing Bank to initially issue any Letters of Credit, is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent shall have received:

(i)            this Agreement as provided in Section 4.01;

(ii)           a Borrowing Base Report, certified as complete and correct in all material respects, which calculates the Borrowing Base as of the last Business Day of the most recent month ended at least 20 Business Days prior to the Closing Date;

(iii)          the other Loan Documents (other than Notes), executed and delivered by a duly authorized officer or signatory of each grantor party thereto; and

(iv)          a Note executed by the Borrowers in favor of each Lender that has requested a Note at least two Business Days prior to the date on which the initial Revolving Loans are to be made.

(b)           Collateral.  All documents and instruments, including Uniform Commercial Code or other applicable personal property and financing statements, reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens on the Collateral intended to be created by the Security Agreement and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement shall have been delivered to the Administrative Agent for filing, registration or recording and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for liens permitted hereunder.

(c)           Legal Opinions.  The Administrative Agent shall have received the executed legal opinions of (a) Simpson Thacher & Bartlett LLP, special New York counsel to the Borrowers, substantially in the form of Exhibit G-1, (b) the in-house general counsel for the Borrowers, substantially in the form of Exhibit G-2, and (c) Maples and Calder, counsel for the Borrowers that are Cayman Islands companies, with respect to matters of Cayman Islands law substantially in the form of Exhibit G-3.  The Borrowers hereby request such counsel to deliver such opinions.

(d)           Closing Certificates.  The Administrative Agent shall have received a certificate of each Borrower, dated as of the Closing Date, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary or any other Responsible Officer or duly authorized signatory of such Borrower, and attaching the documents referred to in clause (e) below and such other closing certificates as it may reasonably request.

(e)           Authorization of Proceedings of Each Borrower; Incumbency; Due Organization; Good Standing.

(i)            The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the board of directors or other managers of each Borrower (or a duly authorized committee thereof) authorizing (x) the execution, delivery and performance of the Loan Documents (and any agreements relating thereto) to which it is a party and (y) in the case of each Borrower, the extensions of credit contemplated hereunder.

(ii)           The Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower is a party;

(iii)          The Administrative Agent shall have received such documents and certifications as the Administrative Agent may reasonably require to evidence that each Borrower is duly organized or formed and that each of the Borrowers is validly existing, in good standing and qualified to engage in business in each jurisdiction where such Borrowers’ ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(f)            Fees. The Administrative Agent shall have received the fees in the amounts previously agreed in writing to be received on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel) payable by the Borrowers for which invoices have been presented prior to the Closing Date shall have been paid.

(g)           Existing Credit Agreement. The Administrative Agent shall have received customary evidence indicating that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all amounts outstanding thereunder are being repaid in full and all liens securing obligations thereunder have been, or concurrently with the Closing Date are being, released.

(h)           Representations; No Default. The Administrative Agent shall have received a customary certificate signed by a Responsible Officer of each Borrower, in a form satisfactory to the Administrative Agent, certifying that the conditions specified in Sections 4.03(a) and 4.03(b) have been satisfied.

4.03        Conditions to all Borrowings.  The obligation of each Lender to honor any Request for Borrowing (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to another Interest Rate Type, or a continuation of Fixed Period Eurodollar Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrowers contained in Article V and any other Loan Document shall, after taking into account any materiality or other qualification contained therein, be true and correct on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)           No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c)           Either (i) the Total Revolving Credit Exposure (after giving effect to such extension of credit) shall not exceed the Borrowing Base reflected on the Borrowing Base Report most recently delivered to the Administrative Agent or (ii) the Borrowers shall have delivered an updated Borrowing Base Report demonstrating that the Total Revolving Credit Exposure (after giving effect to such extension of credit) shall not exceed the Borrowing Base after giving effect to such extension of credit as well as any concurrent acquisitions of Specified Financial Assets or payment of outstanding Loans.

(d)           In the event that an asset to be purchased with the proceeds of a Borrowing made on the date of the Borrowing is to be included in the Borrowing Base as of the date of the Borrowing, the Administrative Agent shall have received evidence reasonably satisfactory to it that the conditions referred to in clauses (i) and (ii) in the proviso to Section 2.01, as applicable, have been satisfied.

(e)           The Administrative Agent and, if applicable, the Swingline Lender shall have received a Request for Borrowing in accordance with the requirements hereof.

Each Request for Borrowing (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to another Interest Rate Type or a continuation of Fixed Period Eurodollar Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections  4.03(a) and 4.03(b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Administrative Agent and the Lenders that:

5.01        Existence, Qualification and Power.  Each Borrower (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite and relevant governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed where applicable and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention.  The execution, delivery and performance by each Borrower of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) violate any Law; except, in each case referred to in clause (b) or (c) to the extent such conflict, breach, contravention, payment or violation would not reasonably be expected to have a Material Adverse Effect or (d) result in the creation or imposition of any Lien on any asset of any of the Borrowers or any of their Subsidiaries other than the Liens created pursuant to the Loan Documents.

5.03        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower of this Agreement or any other Loan Document except (i) for the filing of UCC financing statements and (ii) such approvals, consents, exemptions, authorizations or other actions, notices or filings as have been obtained or made and are in full force and effect or where the failure to obtain or make such approvals, consents, exemptions, authorizations or other actions, notices or filings would not have a Material Adverse Effect.

5.04        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Borrower that is a party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Borrower, enforceable against each Borrower that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of KKR Financial  and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)                                 The unaudited consolidated balance sheet of KKR Financial and its consolidated Subsidiaries dated September 30, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of KKR Financial and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06        Litigation.  Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, formal investigations, claims or disputes pending or, to the knowledge of the Borrowers after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07        No Default.  Neither any Borrower nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08        Insurance.  The properties of the Borrowers and their Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrowers or the applicable Subsidiary operates.

5.09        Taxes.  Each Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.10        ERISA Compliance.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of all such underfunded Plans.

5.11        Properties.  (i) Each of the Borrowers and each of their Subsidiaries has good title to, or valid leasehold, easement or other property interests in, all its real and personal property necessary to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title would not have a Material Adverse Effect.

(ii)           Each of the Borrowers and each of their Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business, and the use thereof by such Person does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.12        Investment Company Act.  None of the Borrowers, and none of the Persons Controlling any of the Borrowers, is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.13        Disclosure.  The Borrowers have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other written information furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date furnished; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.14        Compliance with Laws.  Each Borrower and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.15        Solvency.  Each of the Borrowers is and, after consummation of the transactions contemplated by the Loan Documents, will be Solvent.

5.16        Borrowing Base Report.  The most recent Borrowing Base Report delivered by the Borrowers accurately reflects the Borrowing Base and the Value of all Eligible Specified Financial Assets included therein on and as of the date of such Borrowing Base Report (or, in the case of Values, as of the most recent date that such Values are required to be determined) and all Related Borrowing Base Information set forth therein and the Value of all Eligible Specified Financial Assets is true and correct in all material respects on and as of the date of such Borrowing Base Report (or, in the case of Values, as of the most recent date that such Values are required to be determined).

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01        Financial Statements.  Deliver to the Administrative Agent and each Lender:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of KKR Financial, a consolidated balance sheet of KKR Financial and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth, in each case, in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP or another Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement; and

(b)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of KKR Financial, a consolidated balance sheet of KKR Financial and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of KKR Financial’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of KKR Financial as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of KKR Financial and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrowers shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02        Certificates; Other Information.   Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), (i) a certificate of the Registered Public Accounting Firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event (which certificate may be limited to the extent required by accounting rules, guidelines or practices), (ii) setting forth reasonably detailed calculations demonstrating compliance with the financial covenants contained in Section 7.09 and (iii) stating whether any change in GAAP or in the application thereof which is material in any respect to KKR Financial’s financial statements has occurred since the date of the Audited Financial Statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrowers;

(c)           as soon as available and in any event not later than the 20th Business Day of the calendar month following each monthly accounting period (ending on the last day of each calendar month) of the Borrowers, a Borrowing Base Report as at the last day of such accounting period;

(d)           promptly but no later than five Business Days after any date on which a Borrower grants a Lien on assets in connection with the incurrence of Indebtedness (including, for avoidance of doubt, any issuance of secured bonds or issuance of notes in connection with a CLO), a Borrowing Base Report as of the date of the incurrence of such Indebtedness;

(e)           promptly but no later than five Business Days after any Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency, a Borrowing Base Report as at the date any Borrower has knowledge of such Borrowing Base Deficiency indicating the amount of the Borrowing Base Deficiency as at the date such Borrower obtained knowledge of such deficiency and the amount of the Borrowing Base Deficiency as of the date not earlier than two Business Days prior to the date the Borrowing Base Report is delivered pursuant to this paragraph;

(f)            on a monthly basis or as otherwise approved by the Administrative Agent, an update as to the Value of all Eligible Specified Financial Assets contained in the Borrowing Base; provided that during any period in which, and for so long as, Availability is equal to an amount that is less than 10% of the Borrowing Base, such updates as to Value shall be delivered on a weekly basis;

(g)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of KKR Financial, and copies of all annual, regular, periodic and special reports and registration statements which KKR Financial may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(h)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrowers, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or 6.01(b) or Section 6.02(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which KKR Financial posts such documents, or provides a link thereto on KKR Financial’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on KKR Financial’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to KKR Financial or its securities) (each, a “Public Lender”).  Each of the Borrowers hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or any securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform other than that which is designated “Public Investor.”

6.03        Notices.  Promptly notify the Administrative Agent and each Lender upon a Responsible Officer of a Borrower obtaining knowledge thereof:

(a)           of the occurrence of any Default;

(b)           of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $25,000,000; and

(c)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; including (i) breach or non-performance of, or any default under, a Contractual Obligation of either of the Borrowers or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between either of the Borrowers or any Subsidiary and any Governmental Authority; or (iii) the filing or commencement of, or any material development in, any litigation or proceeding affecting the either of the Borrowers or any Subsidiary, including pursuant to any applicable Environmental Laws;

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the applicable Borrower setting forth details of the occurrence referred to therein and stating what action such Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations.  Pay and discharge its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.05        Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07        Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08        Compliance with Laws.  Comply in all material respects with the requirements of all relevant Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records.  Maintain proper books of record and account, in conformity with GAAP consistently applied.

6.10        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers (subject to reasonable requirements of confidentiality); provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

6.11        Audit Rights.  Permit representatives designated by Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct evaluations and appraisals of the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base, all at such reasonable times as requested; provided that, so long as no Default has occurred and is continuing, the audit rights set forth in this Section 6.11 may be exercised only twice per calendar year.  The Borrowers shall pay the reasonable fees and expenses of any representatives retained by the Administrative Agent to conduct any such evaluation or appraisal; provided that the Borrowers shall not be required to pay such fees and expenses for more than one such evaluation or appraisal during any calendar year unless an Event of Default has occurred and is continuing at the time of any subsequent evaluation or appraisal during such calendar year.  The Borrowers also agree to modify or adjust the computation of the Borrowing Base in accordance with the terms of this Agreement to the extent required by the Administrative Agent or the Required Lenders as a result of any such evaluation or appraisal, provided that if the Borrowers demonstrate that such evaluation or appraisal is incorrect, the Borrowers shall be permitted to re-adjust their computation of the Borrowing Base.

6.12        Use of Proceeds.  Use the proceeds of the Loans only for working capital requirements and other general corporate purposes consistent with KKR Financial Form 10-K, including the acquisition and funding (either directly or through one or more wholly owned subsidiaries) of secured and unsecured leveraged loans, mezzanine loans, high-yield securities, mortgage bonds and other portfolio investments.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X.

6.13        Investment Policies.  Comply with the investment policies adopted by the board of directors of KKR Financial as in effect on the Closing Date (as such policies may be amended, supplemented or modified from time to time), except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

6.14        Further Assurances.  Take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, the Borrowers shall take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Collateral Agent for the benefit of the Lenders, perfected security interests and Liens in the Collateral.

6.15        Portfolio Valuation and Diversification, Etc.

(a)           Industry Classification Groups.  For purposes of this Agreement, each Borrower shall in its reasonable determination assign each Specified Financial Asset to an Industry Classification Group.  To the extent that any Specified Financial Asset is not correlated with the risks of other Specified Financial Assets in an Industry Classification Group established by Moody’s, such Portfolio Investment may be assigned by the applicable Borrower to an Industry Classification Group that is more closely correlated to such Specified Financial Asset.  In the absence of any correlation, such Borrower shall be permitted, upon notice to the Administrative Agent to create up to three additional industry classification groups for purposes of this Agreement.

(b)           Portfolio Valuation, Etc.

(i)            Settlement Date Basis. Solely for purposes of determining the Borrowing Base, all determinations of whether an investment is to be included as an Eligible Specified Financial Asset shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as an Eligible Specified Financial Asset until such purchase has settled, and any Eligible Specified Financial Asset which has been sold will not be excluded as a Eligible Specified Financial Asset until such sale has settled); provided that no such investment shall be included as an Eligible Specified Financial Asset to the extent that it has not been paid for in full.

(ii)           Determination of Values. The Borrowers will conduct reviews of the value to be assigned to each of its Eligible Specified Financial Assets as follows:

(A)          Quoted Investments. With respect to Specified Financial Assets (including Cash Equivalents) for which market quotations are readily available, the Borrowers shall, not less frequently than once each calendar month, determine the market value of such Specified Financial Assets in accordance with their valuation policies, as follows (in the following order of priority):

(1)          If the Eligible Specified Financial Asset is of a type sold on a recognized exchange, the Value is the Dollar Equivalent amount of the closing price on the exchange as of such date;

(2)          If the Eligible Specified Financial Asset is of a type for which sales quotations are provided by IDC, Markit, Loan Pricing Corporation, IPS or any other pricing service approved by the Administrative Agent, in its reasonable discretion, the Value is the Dollar Equivalent amount of the sales price provided by the pricing service as of such date;

(3)          If the Eligible Specified Financial Asset is of a type for which sales quotations are available from Bank of America, Barclays Bank PLC, Citigroup, Credit Suisse, Deutsche Bank, Goldman Sachs, JPMorgan, Morgan Stanley, UBS, Wells Fargo or any of their respective Affiliates or any other dealers approved by the Administrative Agent, in its reasonable discretion, the Value is the Dollar Equivalent amount of the bid price as of such date provided by any such dealer; and

(4)          In all other cases, the Value is the amount determined by a pricing or quotation service approved by the applicable Borrower’s board of directors and designated in writing to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the board that such pricing or quotation service has been approved by the Borrower).

(B)           Unquoted Investments. With respect to any Specified Financial Asset for which market quotations are not readily available, the Borrowers shall conduct internal reviews of such Specified Financial Asset at least once each calendar month in order to determine the fair value of such Specified Financial Asset.  Such internal reviews and determinations of value shall take into account any events of which the Borrowers have knowledge that adversely affect the Value of Specified Financial Assets.

For any particular Eligible Specified Financial Asset whose current Value is determined pursuant to an internal review in accordance with this Section 6.15(b)(ii)(B), to the extent such Eligible Specified Financial Asset is (i) included in the Borrowing Base and (ii) has a fair value in excess of $10 million individually or in excess of $25 million in the aggregate when taken together with all other such Eligible Specified Financial Assets, the Borrowers shall deliver to the Administrative Agent a negative assurance or valuation opinion from an independent third-party appraisal firm within 45 days of the end of each applicable fiscal quarter.

(C)           Failure to Determine Values. If the Borrowers shall fail to determine the value of any Eligible Specified Financial Asset for which market quotation(s) are not readily available as at any date pursuant to the requirements of the foregoing sub-clauses (A) or (B), then the “Value” of such Portfolio Investment as at such date shall be deemed to be zero.

6.16        Calculation of Borrowing Base.  (a) For purposes of this Agreement, the “Borrowing Base” shall mean and be determined as, as at any date of determination, the sum (expressed in Dollars) of the products of (x) the Value of each Specified Financial Asset that is an Eligible Specified Financial Asset as of the most recent date such Value is required to be determined pursuant to Section 6.02 and (y) the Specified Percentage applicable to such Specified Financial Asset; provided that:

(i)            to the extent that the aggregate Value (without duplication) of any Eligible Specified Financial Asset shown in the table below would exceed the applicable sublimit set forth across from such Eligible Specified Financial Asset, such excess shall be excluded from the Borrowing Base (i.e., the Specified Percentage applicable to the excess over such sublimit shall be 0%):

Eligible Specified Financial Asset	Sublimits
Eligible Specified Financial Assets that have a rating between CCC+ and CCC- (inclusive)	$200 million
Eligible Specified Financial Assets that are Mezzanine Obligations	$160 million
Eligible Specified Financial Assets that are Mortgage-related Debt Securities	$40 million

(ii)           to the extent that the aggregate Net Value Amounts of Eligible Specified Financial Assets of all issuers in a consolidated group of corporations or other entities would exceed 10% of the Borrowing Base, such excess shall be excluded from the Borrowing Base;

(iii)          to the extent that the aggregate Net Value Amounts of Eligible Specified Financial Assets in any single Industry Classification Group would exceed 20% of the Borrowing Base (which for purposes of this calculation shall exclude the aggregate amount of investments in, and advances to, Financing Subsidiaries), such excess shall be disregarded for purposes of calculating the Borrowing Base; provided that, with respect to Eligible Specified Financial Assets in a single Industry Classification Group from time to time designated by the Borrowers to the Administrative Agent, such 20% figure shall be increased to 30% and, accordingly, only to the extent that the Net Value Amounts of Eligible Specified Financial Assets for such single Industry Classification Group would exceed 30% of the Borrowing Base shall such excess be excluded from the Borrowing Base;

(iv)          to the extent that the aggregate Net Value Amounts of Eligible Specified Financial Assets comprised of Non-Cash Pay Investments would exceed 20% of the Borrowing Base, such excess shall be excluded from the Borrowing Base;

(v)           to the extent that the aggregate amount of Revolving Credit Exposure of all Lenders exceeds $50,000,000 and the aggregate Net Value Amounts of Eligible Specified Financial Assets (i) comprised of Mezzanine Obligations or (ii) that have a rating between CCC+ and CCC- (inclusive) would (A) in either case exceed 30% of the Borrowing Base or (B) in combined aggregate amount for such categories exceed 50% of the Borrowing Base, such excess shall be excluded from the Borrowing Base;

(vi)          to the extent that the aggregate amount of Revolving Credit Exposure of all Lenders exceeds $50,000,000 and the aggregate Net Value Amounts of Eligible Specified Financial Assets denominated in an Alternate Currency other than Dollars would exceed 25% of the Borrowing Base, such excess shall be excluded from the Borrowing Base;

(vii)         to the extent that the aggregate amount of Revolving Credit Exposure of all Lenders exceeds $50,000,000 and the aggregate Net Value Amounts of Eligible Specified Financial Assets comprised of mortgage-related debt securities rated A or better would exceed 15% of the Borrowing Base, such excess shall be excluded from the Borrowing Base;

(viii)        to the extent that the Borrowers own Publicly Traded Common Equity of a particular issuer comprising more than 4.9% of total such shares outstanding or to the extent that the number of such shares controlled by KKR Financial or its Subsidiaries exceeds 2.5x the three month average daily trading volume of such shares (as calculated at month end), the Value of the excess over such percentage shall be excluded from the Borrowing Base.

(b)           As used herein, the following terms have the following meanings:

“Specified Financial Asset” means any financial asset described in one of the following categories:

(a)           Cash, Cash Equivalents and Short-Term U.S. Government Securities;

(b)           Long-Term U.S. Government Securities;

(c)           Other Short-Term Securities;

(d)           Performing First Lien Bank Loans;

(e)           Performing Second Lien Bank Loans;

(f)            Performing Unsecured Bank Loans;

(g)           Performing Secured Cash Pay High Yield Securities;

(h)           Performing Unsecured Cash Pay High Yield Securities;

(i)            Performing Cash Pay Mezzanine Obligations / Preferred Stock and Convertible Securities;

(j)            Performing Non-Cash Pay High Yield Securities;

(k)           Performing Non-Cash Pay Mezzanine Obligations / Preferred Stock and Convertible Securities;

(l)            Mortgage bonds rated A or better; and

(m)          Publicly Traded Common Equity;

“Specified Percentage” means, in relation to any Eligible Specified Financial Asset, the percentage set forth in the table below opposite such Eligible Specified Financial Asset:

Specified Financial Asset	Quoted	Unquoted
Cash, Cash Equivalents and Short-Term U.S. Government Securities	100%	n.a.
Long-Term U.S. Government Securities	95%	n.a.
Other Short-Term Securities	90%	80%
Performing First Lien Bank Loans	75%	65%
Performing Second Lien Bank Loans	65%	55%
Performing Unsecured Bank Loans	60%	50%
Performing Secured Cash Pay High Yield Securities	70%	60%
Performing Unsecured Cash Pay High Yield Securities	65%	55%
Performing Cash Pay Mezzanine Obligations / Preferred and Convertible Securities	50%	40%
Performing Non-Cash Pay High Yield Securities	55%	45%
Performing Non-Cash Pay Mezzanine Obligations / Preferred and Convertible Securities	40%	30%
Mortgage bonds rated A or better	50%	40%
Publicly Traded Common Equity	40%	0%

“Bank Loan” means either (i) a Delayed Draw Loan or (ii) a fully funded term debt obligation (including, without limitation, term loans, debtor-in-possession financings and synthetic letter of credit facilities and other similar loans and investments including interim loans and senior subordinated loans), which are generally under a syndicated loan or credit facility provided or originated by a Bank or for which a Bank has acted as underwriter or agent.

“Cash Equivalents” means any of the following:

(a)  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within eighteen months from the date of acquisition thereof;

(b)                                 investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)                                  investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(d)                                 fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e)                                  investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f)                                    other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing

“Convertible Securities” means, with respect to any Person, the Equity Interests in such Person comprised of securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person.

“First Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

“High Yield Securities” means debt Securities and Preferred Stock, in each case (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) and (c) that are not Cash Equivalents, Mezzanine Obligations or Bank Loans.

“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than one year from the applicable date of determination.

“Mezzanine Obligations” means subordinate loans or Debt Securities (including convertible Debt Securities) that are senior to all equity classes. For clarity, Mezzanine Obligations shall not include any preferred stock or any equity security that is mandatorily redeemable as defined by GAAP.

“Non-Cash Pay Investments” means Performing Non-Cash Pay High Yield Securities and Performing Non-Cash Pay Mezzanine Obligations.

“Other Short-Term Securities” means securities (other than U.S Government Securities) maturing within one year of the applicable date of determination.

“Performing” means (a) with respect to any Specified Financial Asset that is debt, the issuer of such Specified Financial Asset is not in default of any payment obligations in respect thereof, after the expiration of any applicable grace period and (b) with respect to any Specified Financial Asset that is Preferred Stock, the issuer of such Specified Financial Asset has not failed to meet any scheduled redemption obligations or to pay its latest declared cash dividend, after the expiration of any applicable grace period.

“Performing Cash Pay Mezzanine Obligations” means Mezzanine Obligations (a) as to which, at the time of determination, a portion of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash and (b) which are Performing.

“Performing Common Equity” means Equity Interests (other than Preferred Stock) and warrants of an issuer all of whose outstanding debt is Performing.

“Performing First Lien Bank Loans” means First Lien Bank Loans which are Performing.

“Performing Non-Cash Pay High Yield Securities” means Performing High Yield Securities other than Performing Cash Pay High Yield Securities.

“Performing Non-Cash Pay Mezzanine Obligations” means Performing Mezzanine Obligations other than Performing Cash Pay Mezzanine Obligations.

“Performing Second Lien Bank Loans” means Second Lien Bank Loans which are Performing.

“Performing Secured Cash Pay High Yield Securities” means High Yield Securities (a) which are entitled to the benefit of a security interest on a portion of the assets of the respective issuer, (b) as to which, at the time of determination, a portion of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash and (c) which are Performing.

“Performing Unsecured Bank Loans” means Unsecured Bank Loans which are Performing.

“Performing Unsecured Cash Pay High Yield Securities” means High Yield Securities (a) which are unsecured, (b) as to which, at the time of determination, a portion of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash and (c) which are Performing.

“Preferred Stock” as applied to the Equity Interests of any Person, means Equity Interests of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to any shares (or other interests) of other Equity Interests of such Person, and shall include, without limitation, cumulative preferred, non-cumulative preferred, participating preferred and convertible preferred Equity Interests.

“Publicly Traded Common Equity” means Securities traded on an exchange or other public marketplace for trading shares.

“Second Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a second lien and second priority perfected security interest on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

“Securities” means common and preferred stock, units and participations, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.

“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within one year of the applicable date of determination.

“Unquoted Common Equity” means Equity Interests (other than Preferred Stock) the value of which is determined pursuant to Section 6.15(b)(ii)(B) for Borrowing Base purposes.

“Unsecured Bank Loan” means a Bank Loan that is unsecured with respect to the assets of the respective borrower.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrowers shall not, nor shall they permit any Subsidiary to, directly or indirectly:

7.01                        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                  as to Collateral only, Liens pursuant to or as contemplated in any Loan Document and Permitted Encumbrances (only with respect to clauses (a) and (e) of the definition thereof) subordinate to such Liens; and

(b)                                 as to all other assets and properties of the Borrowers and their Subsidiaries other than Collateral:

(i)                                     Permitted Encumbrances;

(ii)                                  Liens pursuant to or as contemplated in any Loan Document;

(iii)                               Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property or asset covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(iv)                              Liens securing Indebtedness permitted under Section 7.03(k);

(v)                                 Liens on cash deposits with issuers of letters of credit in support of Other Letter of Credit Obligations permitted under Section 7.03(i);

(vi)                              any Lien existing on any property or asset prior to the acquisition thereof by any of the Borrowers or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any of the Borrowers or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be; and

(vii)                           Liens on any property or asset that secures any Swap Contract (including any total rate of return Swap Contract) or any other Secured Indebtedness or any related obligation incurred in connection with the transactions contemplated thereby.

For the avoidance of doubt, except to the extent that the Borrowers grant a Lien to the trustee of any Trust Preferred Financing Vehicle, the parties agree that the rights of such trustee in respect of any Trust Preferred Indebtedness permitted under this Agreement shall not be deemed a Lien hereunder.

7.02                        Investments.  Make any Investments, except:

(a)                                  Permitted Investments;

(b)                                 Investments by any Borrower or any Subsidiary existing as of the Closing Date;

(c)                                  Investments of the Borrowers in any Subsidiary or CLO and Investments of any Subsidiary in any Borrower or in another Subsidiary or CLO;

(d)                                 Guarantees of Other Letter of Credit Obligations permitted by Section 7.03;

(e)                                  Investments in any Financing SPE or Trust Preferred Financing Vehicle, including any Financing SPE or Trust Preferred Financing Vehicle established after the date hereof, for the purpose of facilitating a Securitization or Trust Preferred Securities Transaction; and

(f)                                    other Investments (including total rate of return Swap Contracts and other Swap Contacts) made by any Borrower or any Subsidiary in the course of such Borrower’s or such Subsidiary’s business and consistent with the description of business in the KKR Financial Form 10-K.

7.03                        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness under the Loan Documents;

(b)                                 Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the terms and conditions of such extensions, renewals or refinancings of such Indebtedness do not, in the Administrative Agent’s reasonable judgment, materially impair the prospects of repayment of the Obligations by the Borrowers or impair any Borrower’s creditworthiness and (ii) such extensions, renewals or refinancings of such Indebtedness do not result in an increase in the principal amount of such Indebtedness so extended, renewed or refinanced or add any Borrower as liable with respect thereto if such Borrower was not liable with respect to the original Indebtedness;

(c)                                  Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary;

(d)                                 Guarantees of the Borrowers or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrowers or any Subsidiary;

(e)                                  obligations (contingent or otherwise) of the Borrowers or any Subsidiary existing or arising under any Swap Contract (including any total rate of return Swap Contract);

(f)                                    Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to any Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person;

(g)                                 Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, provided in the course of ordinary business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)                                 Unsecured Indebtedness;

(i)                                     Other Letter of Credit Obligations, up to a maximum amount outstanding at any time not greater than $10,000,000;

(j)                                     Indebtedness arising from the occasional honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and not from an overdraft credit facility granted by the bank or other financial institution;

(k)                                  other Secured Indebtedness and any other Indebtedness that is secured by assets not comprising Collateral; and

(l)                                     Trust Preferred Indebtedness and related Trust Preferred Guarantees and Trust Preferred Securities incurred, executed or issued respectively, as part of a Trust Preferred Securities Transaction.

7.04                        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)                                  any Subsidiary may merge with (i) a Borrower, provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.02;

(b)                                 any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Subsidiary;

(c)                                  any Subsidiary may liquidate or dissolve if the Borrower which is the parent of such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders;

(d)                                 any Borrower may effect a Disposition permitted by Section 7.05; and

(e)                                  any Financing SPE may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of its assets in connection with a Securitization, provided that the proceeds of such Securitization in excess of the amount such Financing SPE is required to pay to any holder of any debt obligation or equity interests issued by such Financing SPE pursuant to the terms of such Securitization are paid to a Borrower promptly thereafter.

Notwithstanding the foregoing, none of the Borrowers will, nor will permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by such Borrower and its Subsidiaries on the date of execution of this Agreement, businesses reasonably related thereto or that is a reasonable extension, development or expansion thereof. It is understood that a Trust Preferred Securities Transaction consummated for purposes of financing the type of business of such Borrower or Subsidiary as of the date of execution of this Agreement shall not be deemed to violate the foregoing restriction.

For the avoidance of doubt, the transfer of legal ownership of any Trust Preferred Indebtedness permitted under this Agreement to a trustee pursuant to a Trust Preferred Securities Transaction shall not be deemed to be a sale, transfer, lease or other disposition of any assets to such trustee.

7.05                        Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                  Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                                 Dispositions (without recourse or indemnification for credit losses, provided that ordinary and customary indemnification is permitted in accordance with prevailing market practices) of residential real estate assets of the Borrowers (including, without limitation, the Disposition of mortgage-backed securities), so long as no Default or Event of Default has occurred and is continuing or would be caused thereby; provided, however that, to the extent any such residential real estate assets constitute Collateral, Borrowers shall comply with the Security Documents with respect to any Dispositions thereof;

(c)                                  Dispositions of assets other than Collateral in the course of any Borrower’s or any Subsidiary’s business and consistent with the description of business in the KKR Financial Form 10-K;

(d)                                 Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(e)                                  Dispositions of property by any Borrower or Subsidiary to a Borrower or to a consolidated Subsidiary;

(f)                                    Dispositions of Collateral to the extent permitted by this Agreement or the Security Documents;

(g)                                 Dispositions permitted by Section 7.04; and

(h)                                 the Disposition (without recourse or indemnification for credit losses, provided that ordinary and customary indemnification is permitted in accordance with prevailing market practices) by KKR Financial of all of the common stock of KKR Holdings II.

For the avoidance of doubt, the transfer of legal ownership of any Trust Preferred Indebtedness permitted under this Agreement to a trustee pursuant to a Trust Preferred Securities Transaction shall not be deemed to be a sale, transfer, lease or other disposition of any assets to said trustee.

7.06                        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)                                  so long as (i) no event constituting a Default under Sections 8.01(a), 8.01(g) or 8.01(h) or shall have occurred and be continuing, and (ii) no Event of Default shall have occurred and be continuing, in each case, at the time of or would result therefrom, KKR Financial may declare and make Restricted Payments in cash to any Person that owns an Equity Interest in KKR Financial, ratably according to their respective holdings of the type of Equity Interest of the applicable class or series in respect of which such Restricted Payment is being made;

(b)                                 each Subsidiary (including, without limitation, the Subsidiaries of KKR Financial party hereto as Borrowers) may declare and make Restricted Payments to the Borrowers, and to any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest of the applicable class or series in respect of which such Restricted Payment is being made;

(c)                                  the Borrowers and each Subsidiary may declare and make dividend payments or any other Restricted Payments (including, for avoidance of doubt, any distributions for purposes of settling the conversion of Convertible Securities) payable solely in the common stock or other common Equity Interests of such Person; and

(d)                                 any Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of such Borrower and its Subsidiaries.

7.07                        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of any Borrower except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrower and its wholly owned Subsidiaries not involving any other Affiliate, (c) transactions for which KKR Financial or such Subsidiary is obligated under the Management Agreement and (d) any Restricted Payment permitted by Section 7.06.

7.08                        Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that restricts or imposes any condition upon (i) the ability of any Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document or upon any Financing SPE by any lender thereto or investor therein or upon any Trust Preferred Financing Vehicle in respect of its common securities issued to a Borrower or any Subsidiary of a Borrower, (B) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (C) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

For the avoidance of doubt, except to the extent that the Borrowers grant a Lien to the trustee of any Trust Preferred Financing Vehicle, the parties agree that the rights of such trustee in respect of any Trust Preferred Indebtedness permitted under this Agreement shall not be deemed a Lien hereunder.

7.09                        Financial Covenants.

(a)                                  Consolidated Tangible Net Worth.  Permit Adjusted Consolidated Tangible Net Worth, at any time, to be less than $700,000,000, plus an amount equal to 25% of the net proceeds received from the issuance and sale, at any time after the Closing Date, of Equity Interests of KKR Financial or any Subsidiary (other than issuances to any Borrower or a wholly-owned Subsidiary), including upon any conversion of Debt Securities of KKR Financial into such Equity Interests.

(b)                                 Coverage Ratio.  Permit the ratio of (A) the aggregate Value of the Collateral to (B) Total Revolving Credit Exposure to be less than 2.00 to 1.00 at any time.

(c)                                  Leverage Ratio.  Permit the ratio of Adjusted Total Liabilities to Adjusted Consolidated Tangible Net Worth, at any time, to exceed the ratio of 2.00 to 1.00.

(d)                                 Distributions.  Make any distributions to their respective shareholders (other than any such shareholder that is itself a Borrower or a Subsidiary) in respect of any taxable year in an aggregate amount (as to all such shareholders) in excess of 65% of KKR Financial’s estimated taxable income in respect of such taxable year as reasonably determined by KKR Financial (determined without regard to any “passive activity losses” within the meaning of Section 469 of the Code, any “miscellaneous itemized deductions” within the meaning of Section 67 of the Code and any capital gains and capital losses recognized on the disposition of assets, which are generally determined on a partner-by-partner basis with reference to each partner’s tax basis in their partnership interest); provided, that no such distributions shall be made unless, before and after giving effect thereto, no Borrowing Base Deficiency exists or would exist; and provided, further, that notwithstanding the limitation on distributions (and in addition to the amount of permitted distributions) set forth above in this Section 7.09(d), any Borrower or Subsidiary that is a real estate investment trust for tax purposes may make distributions in respect of any class of preferred shares that was issued to satisfy the 100-shareholder requirement in Section 856(a)(5) of the Code in accordance with the terms of such preferred class of shares.

7.10                        Fiscal Year.  Permit the fiscal year of the Borrowers to end on a day other than December 31 or permit the fiscal quarters to end on dates other than in a manner consistent with Borrower’s current practice; provided, however, that the Borrowers may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent.

7.11                        Lines of Business.  Alter in a fundamental manner the character of their business, taken as a whole, from the business conducted on the Closing Date and other business activities incidental or reasonably related to any of the foregoing.

7.12                        Margin Regulations; Securities Laws.  Use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                  Non-Payment.  Any Borrower fails to pay (i) when due or as required to be paid herein, any amount of principal of any Loan or (ii) within five Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, Section 6.05(a) or Article VII.  Any Borrower fails to perform or observe any covenant contained in Section 6.02 (Certificates; Other Information) (other than the proviso in the first sentence of the penultimate paragraph thereof) or Section 6.12 and such failure continues for five (5) Business Days after notice thereof from the Administrative Agent; or

(c)                                  Borrowing Base Deficiency.  There shall occur and continue unremedied for a period of five or more Business Days after delivery of a Borrowing Base Report demonstrating such Borrowing Base Deficiency pursuant to Section 6.02(e); provided that it shall not be an Event of Default hereunder if the Borrowers shall present the Administrative Agent with a reasonably feasible plan to enable such Borrowing Base Deficiency to be cured within 20 Business Days (which 20-Business Day period shall include the five Business Days permitted for delivery of such plan), so long as such Borrowing Base Deficiency is cured within such 20-Business Day period;

(d)                                 Other Defaults.  Any Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 20 Business Days after notice thereof from the Administrative Agent to the Borrowers; or

(e)                                  Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of any Borrower in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall, after taking into account any materiality or other qualification contained therein, prove to have been incorrect when made or deemed made; or

(f)                                    Cross-Default.  Any Borrower (i) fails to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (with all applicable grace periods having expired), or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity (other than, with respect to Indebtedness consisting of any Swap Contracts, due to a termination event or equivalent event pursuant to the terms of such Swap Contracts); provided that this Section 8.01(f)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(g)                                 Insolvency Proceedings, Etc.  (i) Any Borrower (A) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in sub-part (ii) of this Section 8.01(g), (C) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or for a substantial part of its assets, (D) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) makes a general assignment for the benefit of creditors or (F) takes any action for the purpose of effecting any of the foregoing, or (ii) an involuntary proceeding is commenced or an involuntary petition is filed seeking (A) liquidation, reorganization or other relief in respect of any Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(h)                                 Inability to Pay Debts; Attachment.  Any Borrower becomes unable, admits in writing its inability or fails generally to pay its debts as they become due; or

(i)                                     Judgments.  One or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 is rendered against any Borrower and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action is legally taken by a judgment creditor to attach or levy upon any assets of any Borrower to enforce any such judgment; or

(j)                                     ERISA.  An ERISA Event occurs that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(k)                                  Invalidity of Loan Documents.  Any Loan Document shall cease to be valid and binding on, or enforceable against, any Borrower, or any Borrower shall so assert in writing; or

(l)                                     Change of Control.  There occurs any Change of Control.

8.02                        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing (other than an event with respect to a Borrower described in Section 8.01(g)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times:

(b)                                 terminate the Commitments, and thereupon the Commitments shall terminate immediately, and;

(c)                                  declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Borrowers;

provided, however, that in case of any event with respect to a Borrower described in Section 8.01(g), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Borrowers.

8.03                        Application of Funds.  In the event that, following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), such monies shall be distributed for application as follows:

First, to the payment of, or (as the case may be) the reimbursement of, the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

Second, to all other Obligations in such order or preference as the Required Lenders may determine; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to any fees payable to the Administrative Agent and all other Obligations and (B) with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses, among the Lenders pro rata, and (ii) the Administrative Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State of New York;

Fourth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto;

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan

Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent.  No Lender or Borrower shall have rights as a third party beneficiary of any of such provisions.

9.02        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by any Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04        Reliance by Administrative Agent.

(a)           The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender or the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b)           For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

9.05        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Citibank, N.A. as Administrative Agent pursuant to this Section shall also constitute its resignation as Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and (b) the retiring Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.

In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Bank and/or the Swingline Lender may, upon prior written notice to the Borrowers and the Administrative Agent, resign as Issuing Bank or Swingline Lender, respectively, effective at the close of business New York time on a date specified in such notice (which date may not be less than 20 Business Days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank; and provided, further, that such resignation by the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Swingline Loan.

9.07        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, the Syndication Agents and the Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

(b)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.05) allowed in such judicial proceeding; and

(c)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10        Collateral Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or where the Borrowers are permitted to obtain such release pursuant to the terms of the Security Documents, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property.

ARTICLE X.
MISCELLANEOUS

10.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and applicable Borrower, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (ii) to amend any financial covenants hereunder (or any defined term used therein);

(e)           change any components of the definitions of Eligible Specified Financial Asset or Specified Percentage, without the written consent of the Required Lenders; provided that (i) the addition of any new type of Specified Financial Asset and (ii) any increase in any Specified Percentage shall require the written consent of each Lender;

(f)            change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby , or change any provision relating to the pro rata disbursement of funds to the Lenders, in each case, without the written consent of each Lender;

(g)           change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(h)           amend, modify or waive the provisions of Section 2.04(c)  without the written consent of each Lender; or

(i)            release all or substantially all of the Collateral and terminate the Security Agreement without the written consent of each Lender.

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (iii) the consent of Lenders holding not less than two-thirds of the Revolving Credit Exposure and unused Commitments will be required for any adverse change affecting the provisions of this Agreement relating to the calculation of the Borrowing Base (including the definitions set forth in Section 6.16(b)) unless otherwise expressly provided herein.

Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Requisite Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Requisite Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

10.02      Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrowers, the Administrative Agent or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to service of process notices pursuant to Section 10.14, notices that are prohibited from being so delivered under applicable law, and notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (each an “Agent Party”, or collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrowers, the Administrative Agent and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices and Swingline Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall jointly and severally indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document (or other document referenced therein) and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent and any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any of the Borrowers arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any of the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to such Borrower or any such Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any of the Borrowers, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any of the Borrowers against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if any Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Unless an Event of Default shall have occurred and be continuing, the Borrowers shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case the Borrowers shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee.  Notwithstanding the Borrowers’ election to assume the defense of such action, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the Borrowers shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Borrowers to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include the Borrowers and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Borrowers; (iii) the Borrowers shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action; or (iv) the Borrowers shall authorize such Indemnitee to employ separate counsel at the Borrowers’ expense.  The Borrowers will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without the Borrowers’ consent, which consent may not be unreasonably withheld or delayed.

(c)           Reimbursement by Lenders.  To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, each Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)          the consent of each Borrower (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)           the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           Assignment to Borrowers.  Assignments to the Borrowers and Affiliates of the Borrowers shall be permitted subject to the following limitations (which, for the avoidance of doubt, are not applicable in the case of assignments to Affiliated Debt Funds):

(A)          any such Loans acquired by a Borrower or any Subsidiaries of a Borrower shall be cancelled promptly upon the acquisition thereof;

(B)           Lenders that are Affiliates of the Borrowers shall have no right to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document, or otherwise vote on any matter related to this Agreement or any other Loan Document.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary and the transfer of any Loan shall not be recognized except to the extent reflected on the Register.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  This Section 10.06 is intended to cause the Loans to be treated as being in registered form within the meaning of U.S. Treasury Regulation Section 103-1(c) and will be interpreted in accordance with that intention.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders, Issuing Bank and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.01 that affects such Participant.  Subject to paragraph (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)                                    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Resignation as Swingline Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Citibank, N.A. assigns all of its Commitment and Loans pursuant to subsection (b) above, Citibank, N.A. may upon 30 days’ notice to the Borrowers, resign as Swingline Lender.  In the event of any such resignation as Swingline Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Swingline Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Citibank, N.A. as Swingline Lender, as the case may be.  If the Citibank, N.A. resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, Daily Floating Eurodollar Loans or fund risk participations in outstanding Swingline Loans.  Upon the appointment of a successor Swingline Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender, as the case may be.

10.07                 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement executed and delivered to and for the benefit of the Borrowers containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and its obligations, this Agreement or payments hereunder, (iii) any rating agency or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Borrower or any of its Subsidiaries relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by any Borrower or any of its Subsidiaries, provided that, in the case of information received from any Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential or is material non-public information.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws and (d) the confidentiality provisions contained herein, in so far as such provisions relate to material proprietary Information, shall survive for 12 months following the Maturity Date and, in so far as such provisions relate to material non-public information, shall survive in accordance with applicable law.

10.08                 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after providing prior written notice to the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the applicable Borrower  against any and all of the obligations of the applicable Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11                 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12                 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender gives a notice pursuant to Section 3.02 or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives any Borrower the right to replace a Lender as a party hereto, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws; and

(e)                                  such assignment is made in accordance with Section 10.06(b)(iii)(B).

(f)                                    A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14                 Governing Law; Jurisdiction; Etc.

(a)                                  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)                                 SUBMISSION TO JURISDICTION.  EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

NOTWITHSTANDING ANYTHING ABOVE IN THIS CLAUSE (B), THE ADMINISTRATIVE AGENT RESERVES FOR ITSELF THE RIGHT TO PURSUE ENFORCEMENT OF ITS RIGHTS AGAINST ANY NON-US BORROWER OUTSIDE OF NEW YORK (INCLUDING IN THE COUNTRY OF INCORPORATION OF SUCH NON-US BORROWER) AND ANY NON-US BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT NEW YORK SHALL BE ITS EXCLUSIVE FORUM FOR INITIATING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

(c)                                  WAIVER OF VENUE.  EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)                                  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15                 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, each of the Borrowers acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and each of the Borrowers is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrowers or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Borrowers  or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrowers has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Borrowers hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

10.16                 U.S. PATRIOT Act Notice.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the U.S. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act.

10.17                 Entire Agreement.  This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements among the parties.

10.18                 Judgment Currency.  (a) A Borrower’s obligation hereunder and under the other Loan Documents to make payments in the applicable Approved Currency (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against a Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent, and in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)                                 If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)                                  For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 10.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

KKR FINANCIAL HOLDINGS LLC

by

Name: Michael McFerran
Title:COO

KKR FINANCIAL HOLDINGS II, LLC

by

Name: Michael McFerran
Title:COO

KKR FINANCIAL HOLDINGS III, LLC

by

Name: Michael McFerran
Title:COO

KKR FINANCIAL HOLDINGS, INC.

by

Name: Michael McFerran
Title:COO

KKR FINANCIAL CLO 2009-1, LTD.

by

Name: Michael McFerran
Title:COO

KFH III HOLDINGS LTD.
by

Name: Michael McFerran
Title:COO

KKR FINANCIAL HOLDINGS, LTD.

by

Name: George Bashforth
Title:Director

KKR TRS HOLDINGS, LTD.

by

Name: George Bashforth
Title:Director

CITIBANK, N.A., as Administrative Agent as Swingline Lender, as Issuing Bank and as Lender

by

Name: Alexander F. Duka
Title:Managing Director/Senior Credit Officer

BANK OF AMERICA, N.A., as Lender

by

Name: Laura Warner
Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By

Name: Evelyn Thierry
Title:Director

By

Name: Omayra Laucella
Title:Vice President

MORGAN STANLEY BANK, N.A., as Lender

by

Name: Ryan Vetsch
Title: Authorized Signatory